Exhibit 10.24

Certain information has been redacted from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type that the Registrant treats as private or confidential. The Registrant hereby agrees to furnish an unredacted copy of the exhibit and its materiality and privacy or confidentiality analyses to the Commission upon request.

Joint Development Agreement

North West Queensland Hybrid Power Project Feasibility Study

—

Stanwell Corporation Limited (Stanwell)
Vast Solar Pty Ltd (Vast)

—

[***] [***] T [***] F [***] [***]	MinterEllison

Joint Development Agreement

North West Queensland Hybrid Power Project Feasibility Study

Details	3

Agreed terms	4

1.	Defined terms and interpretation	4

2.	Term and exclusivity	15

3.	Feasibility Study and relationship between the Participants	18

4.	Additional investors in the Hybrid Power Project	20

5.	Steering Committee	21

6.	Appointment of Project Manager	25

7.	Project administration	27

8.	Project Budget and Schedule and Funding Milestones	29

9.	Decision to Proceed	32

10.	Default and termination	33

11.	Dispute Resolution	36

12.	Transfers and Change of Control	37

13.	Intellectual property	38

14.	Insurance	42

15.	Confidentiality	43

16.	Notices and other communications	45

17.	GST	46

18.	General provisions	47

Joint Development Agreement	Page 2

Details

Date: Friday 12 February 2021

Participants

Name ABN Short form name Notice details	Stanwell Corporation Limited 32 078 848 674 Stanwell [***] Email: [***] Attention: Associate General Counsel

Name ABN Short form name Notice details	Vast Solar Pty Ltd 37 136 258 574 Vast [***] Email: [***] Attention: Craig Wood

Background

A	Stanwell is a generator of electricity and is the owner and operator of the Mica Creek Power Station.

B	Vast is the owner of the CSP Technology.

C	The Participants have each undertaken an independent pre-feasibility analysis to evaluate the potential for the development of the Hybrid Power Project.

D	The Participants have now agreed to carry out a joint Feasibility Study to further assess the development of the Hybrid Power Project, on the terms and conditions of this agreement.

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Agreed terms

1.	Defined terms and interpretation

1.1	Defined terms

In this document:

AEMO means the Australian Energy Market Operator (or any successor operator of the National Electricity Market).

Amendment Request has the meaning given in clause 7.8(a). Approved Payroll Costs has the meaning given in clause 8.5(c). Associate has the meaning given to that term in the Corporations Act.

Authorisations means all authorisations, leases, licences, permits, approvals, registrations and consents required by any Governmental Authority for the conduct of the Feasibility Study or the development and operation of the Hybrid Power Project.

Background IP means, in respect of a Participant, the Intellectual Property Rights which:

(a)	were owned by, or licensed to, that Participant before the Commencement Date which includes, in respect of Vast, the CSP Technology;

(b)	are developed by that Participant independently of this agreement;

(c)	are developed independently of, and otherwise without connection with, any part of the Study IP or the Developed IP; or

(d)	are derived, directly or indirectly, from the Intellectual Property Rights described in paragraphs (a), (b) or (c) of this definition,

in each case:

(e)	as proven by tangible evidence; and

(f)	excluding Developed IP and the Study IP.

Business Day means a day that is not a Saturday, Sunday, public holiday or bank holiday in Queensland.

Chairperson means the chairperson at meetings of the Steering Committee. Change in Control means, in relation to any entity (the first mentioned entity):

(a)	a change in the entity that Controls the first mentioned entity (other than if the Ultimate Holding Company of the first mentioned entity remains the same following the change);

(b)	an entity that Controls the first mentioned entity ceases to Control that entity (other than if the Ultimate Holding Company of the first mentioned entity remains the same following the change); or

(c)	if the first mentioned entity is not Controlled, another entity acquires Control of the first mentioned entity,

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but does not include:

(d)	a Participant (or any Related Body Corporate of a Participant) becoming a listed entity on the Australian Stock Exchange (ASX);

(e)	any change in Control of a listed entity on the ASX; or

(f)	in the case of Vast, a change in Control caused solely by Vast (or AGCentral Pty Ltd ACN 053 901 518 (being the Ultimate Holding Company of Vast)) being Controlled by a Kahlbetzer Family Member (or by two or more Kahlbetzer Family Members acting in concert) or a Kahlbetzer Entity.

Claim means any allegation, debt, cause of action, liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent whether at law, in equity, under statute or otherwise.

Commencement Date means the date of this agreement.

Communications Plan means the communications plan for the Hybrid Power Project, as amended from time to time by the Steering Committee.

Confidential Information of a Participant (Disclosing Party) means:

(a)	the nature and existence of the Feasibility Study and the Hybrid Power Project, including the discussions that have occurred prior to the date of this agreement;

(b)	the nature and existence of this agreement and the terms of this agreement (and any other Project Agreements);

(c)	all information that is developed by or for a Participant pursuant to the Feasibility Study; and

(d)	all information treated by the Disclosing Party as confidential and disclosed by the Disclosing Party to another party or of which another party becomes aware, whether before or after the Commencement Date, except information:

(i)	another Participant creates (whether alone or jointly with any third person) independently of the Disclosing Party;

(ii)	which was lawfully obtained by a Participant before the Disclosing Party disclosed it to the Information Recipient;

(iii)	which is received in good faith by a Participant from a third party entitled to disclose it; or

(iv)	is public knowledge (otherwise than as a result of a breach of confidentiality by another party or any of its permitted disclosees).

Consequential Loss means loss of revenue, loss of production, loss of product, loss of contract or loss of profit, and any indirect, special or consequential loss or damage, howsoever arising and whether in an action in contract, tort (including negligence), in equity, product liability, under statute or any other basis.

Control has the meaning given to that term in section 50AA of the Corporations Act and Controlled has a corresponding meaning.

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Corporations Act means the Corporations Act 2001 (Cth).

Cost of Equipment Sales means all reasonable, verifiable and properly incurred Equipment Sales related costs including:

(a)	direct:

(i)	materials costs;

(ii)	breakage costs;

(iii)	manufacturing labour costs;

(iv)	manufacturing costs;

(v)	installation and installation labour costs;

(vi)	manufacturing and installation supervisory labour costs;

(vii)	Intellectual Property Rights costs excluding Margin Fee costs;

(viii)	exchange rate gains and losses costs;

(b)	the difference (if positive) between:

(i)	the proportion of depreciation costs for manufacturing and installation equipment used in (and attributable to) the manufacturing, production and installation of elements of the CSP Technology as against the total applicable manufacturing and installation equipment’s life consumed; and

(ii)	any depreciation or amortisation tax benefit that accrues to Vast; and

(c)	any other costs directly attributable to the generation of Equipment Sales to the relevant Vast Project,

provided that:

(d)	such costs are actual costs incurred by the Vast Group (or one of its members), and do not include any mark-up or margin; and

(e)	the costs do not include indirect costs including overheads, research and development costs, sales and marketing costs.

Costs Recovery Claim has the meaning given in clause 8.3(a).

CSP Licence has the meaning given in clause 13.5(a).

CSP Technology means the concentrated solar thermal power generation and storage technology developed by Vast.

Decision to Proceed has the meaning given in clause 9.1(b).

Defaulting Participant has the meaning given in 10.1.

Delegated Authorities means the delegated authorities set out in Schedule 4.

Developed IP has the meaning given in clause 13.3 and excludes the Background IP and the Study IP.

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Development Fee means a development fee of AU$16.5 million (or such other amount agreed by the Participants in writing) to reimburse or otherwise compensate Vast and Stanwell for:

(a)	undertaking pre-feasibility studies in relation to the Hybrid Power Project;

(b)	undertaking the Feasibility Study; and

(c)	achieving Financial Close in relation to the Hybrid Power Project.

Direction has the meaning given in clause 15.2(a).

Dispute has the meaning given in clause 11.1.

Dispute Notice has the meaning given in clause 11.2.

Environmental Compliance Policy means the environmental compliance policy for the Hybrid Power Project initially provided by Stanwell and as amended from time to time by the Steering Committee.

Equipment Sales means any revenue earned by Vast or a member of the Vast Group on the:

(a)	sale of equipment which uses the CSP Technology, Developed IP or Study IP;

(b)	sale or licencing of the CSP Technology, Developed IP or Study IP; or

(c)	any royalties (or income of a similar nature) earned from the CSP Technology, Developed IP or Study IP,

in each case, determined in accordance with accounting standards adopted or approved by the Australian Accounting Standards Board (AASB).

Equity Investor has the meaning given in clause 4(a).

Event of Default has the meaning given in 10.1.

Exclusivity Period means the period commencing on the Commencement Date and ending on the date that is six years from the Commencement Date.

Expiry Date means 30 April 2022 (or such later date as the parties agree in writing).

Exiting Party has the meaning given in clause 9.5(a).

Feasibility Study means a detailed study conducted to assess and determine the commercial, technical and strategic feasibility and viability of developing the Hybrid Power Project, including the following work:

(a)	an assessment of the optimum capacity, design, and technical specification for the Hybrid Power Project;

(b)	development of cost estimates, market projections and contracting strategies necessary to assess the commercial viability of the Hybrid Power Project;

(c)	an assessment of the optimal site for the Hybrid Power Project having regard to existing and proposed transmission capacity;

(d)	development of an engineering and procurement strategy for the Hybrid Power Project;

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(e)	preparation of technical and economic models for the Hybrid Power Project;

(f)	preparation of specifications and designs for the Hybrid Power Project;

(g)	preparation of a project risk report and mitigation plan for the Hybrid Power Project;

(h)	identification of the required environmental and other Authorisations required for the development and operation of the Hybrid Power Project;

(i)	conduct of environmental investigations or studies required for the Hybrid Power Project;

(j)	securing applicable Authorisations for the Feasibility Study;

(k)	securing reliable water and other requisite services for the Hybrid Power Project including any necessary statutory approvals and contracts with third parties (including regarding water, waste disposal, telecommunications and any other relevant agreements);

(l)	preparing an operation and maintenance report for the Hybrid Power Project;

(m)	negotiation and, if appropriate, execution of:

(i)	an acceptable connection and access agreement (or obtaining an appropriate connection offer);

(ii)	acceptable gas connection and supply agreements (or obtaining appropriate offers for gas connection and supply);

(iii)	an acceptable engineering, procurement and construction (EPC) agreement(s) (or obtain an appropriate EPC offer(s) for the construction of the Hybrid Power Station); and

(iv)	any other Project Agreements identified in the Project Workstreams;

(n)	negotiation and, if appropriate, execution of an acceptable offtake agreement(s) (or obtain an appropriate offtake offer(s) for the sale of electricity from the Hybrid Power Station);

(o)	negotiation and, if appropriate, execution of acceptable funding agreements (or obtaining appropriate funding offers for the financing of the Hybrid Power Station);

(p)	carry out financial analysis to assess the commercial viability of the Hybrid Power Project;

(q)	preparation of any legal, technical, tax or accounting due diligence reports, or other any other reports, required by any financiers or government funding bodies (including, if applicable, the Australian Renewable Energy Agency, the Clean Energy Finance Corporation or the Northern Australia Infrastructure Facility); and

(r)	undertaking or procuring other reports, assessments or investigations as deemed necessary by the Steering Committee,

of a standard customarily required by reputable and credible financial institutions (acceptable to the Steering Committee) to support financing of a development of a similar scale, remote location and technological maturity of the Hybrid Power Project.

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Financial Close means, in relation to the Hybrid Power Project or any replacement project (as applicable):

(a)	if project finance is being used to develop the project:

(i)	finance documents to fund the project have been entered into; and

(ii)	all conditions to the initial draw down of that financing have been satisfied or waived; or

(b)	if project finance is not being used to develop the project:

(i)	internal corporate approval, including a final investment decision, to fund the development of the project has been received; and

(ii)	a formal notice to proceed has been issued to the building contractor(s) to commence construction of the project.

Financial Year means the twelve (12) month period ending on 30 June each year.

First Participant has the meaning given in clause 8.5(a).

Funding Milestones means the funding milestones set out in Schedule 3.

Good Electricity Industry Practice means the exercise of that degree of skill, diligence, prudence and foresight that reasonably would be expected from a significant proportion of operators of facilities in Australia for the generation, transmission or supply of electricity under conditions comparable to those applicable to the Hybrid Power Project consistent with applicable Authorisations, reliability, safety and environmental protection. The determination of comparable conditions is to take into account factors such as the relative size, duty, age and technological status of the Hybrid Power Project and the applicable Authorisations.

Governmental Authority includes any governmental, semi-governmental, municipal or statutory authority, instrumentality, organisation, body or delegate (including any town planning or development authority, public utility, environmental, building, health, safety or other body or authority).

Gross Margin Statement has the meaning given in clause 13.6(f).

Gross Negligence means such reckless conduct in breach of a duty of care as demonstrates a conscious or reckless disregard for the harmful, foreseeable, proximate and avoidable consequences which result or may result from that conduct.

Hybrid Power Project means a proposed 50MW hybrid solar power station to be located near Mount Isa notionally comprising of Solar PV, Battery Energy Storage System (BESS), CSP Technology and gas engines, as may be further defined or expanded during the course of the Feasibility Study or as otherwise agreed by the Participants.

Information Recipient has the meaning given in clause 15.1.

Information Request Response has the meaning given in clause 2.3(d).

Insolvency Event means:

(a)	an administrator is appointed to a Participant or action is taken to make that appointment;

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(b)	a Participant commences to be wound up or ceases to carry on business;

(c)	the appointment of a receiver, receiver and manager or other Controller (as defined in the Corporations Act) to the Participant or any of its assets;

(d)	a Participant enters into a compromise or arrangement with its credits or a class of them;

(e)	a Participant is insolvent or is presumed to be insolvent under the Corporations Act;

(f)	the suspension of payments, a moratorium of any indebtedness or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise other than a solvent reorganisation); or

(g)	anything having a substantially similar effect to any of the above events occurs under the law of an applicable jurisdiction.

Intellectual Property Rights means all industrial and intellectual property rights recognised in any jurisdiction worldwide, whether protectable by statute, at common law or in equity, including:

(a)	patents and patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, utility models and utility model applications, and industrial designs;

(b)	trade marks, service marks, trade names, logos, actions in passing off, internet domain names, social media names, together with the goodwill connected with the use thereof and symbolised thereby;

(c)	copyrights, including copyrights in computer software;

(d)	registrations and applications for registration of any of the foregoing under paragraphs (a)-(c) of this definition;

(e)	trade secrets, know-how, methods, techniques, processes (including manufacturing processes), formulae, design or technical specifications, test results, testing methods, procedures, data, metadata, inventions, customer and business lists and other confidential and proprietary information;

(f)	the right to sue at law or in equity for all Claims or causes of action arising out of or related to any past, present or future infringement, misappropriation or violation of any of the foregoing, including the right to receive all proceeds and damages therefrom; and

(g)	the right to keep Confidential Information confidential.

Interest means, in relation to a Participant, that Participant’s undivided right, title and interest to the Study IP and may be expressed as a percentage of the aggregate of all the Participants’ Interests at that time.

Interest Rate means a rate of interest per annum that is 2 percentage points higher than the corporate overdraft reference rate published for that day by the Commonwealth Bank of Australia ABN 123 123 124 or if that rate ceases to exist, another rate determined by the Steering Committee.

Ipso Facto Stay means any limitation on enforcement of rights or self-executing provisions in a contract, agreement or arrangement pursuant to sections 415D, 415F, 415FA, 434J, 434J, 434L, 434LA, 451E, 451G or 451GA of the Corporations Act.

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Irremediable Default means a default in the observance or performance of a material obligation under this agreement that cannot be remedied (including a breach of confidentiality) but does not include a default in the observance or performance of a material obligation within a time specified in this agreement unless the obligation is incapable of being observed or performed after the end of the time specified.

Joint Venture Agreement means a joint venture agreement between the Participants for the ownership and operation of the Hybrid Power Project.

Kahlbetzer Entity means an entity wholly owned by any one or more of the Kahlbetzer Family Members.

Kahlbetzer Family Member means each of the following individuals, who are extended family members of John Igino Kahlbetzer of 42 The Crescent, Vaucluse, NSW, 2030:

(a)	Donna-Lee Ann Kahlbetzer (wife);

(b)	Colt Kahlbetzer (son);

(c)	Cruz Kahlbetzer (son);

(d)	Markus Nicholson Kahlbetzer (brother);

(e)	Olivia Kahlbetzer (niece);

(f)	Xavier Kahlbetzer (nephew); and

(g)	Felix Kahlbetzer (nephew).

LOI means the “Letter of Intent: Mica Creek CSP Hybrid Power Station” dated 2 March 2020 between Vast and Stanwell.

Loss means any Claim, cost, damages, debt, expense, liability or loss and includes Taxes.

Margin Fee means, for a Vast Project, 8.5% of each and any Vast Equipment Supply Margin.

Margin Fee Cap means:

(a)	until the date the Steering Committee agrees that the Funding Milestone described in item 3 of Schedule 3 has been satisfied in accordance with clause 8.2(b) - the then current aggregate amount (in AU$) of Stanwell’s monetary contribution under this agreement; or

(b)	on and from the date the Steering Committee agrees the Funding Milestone described in item 3 of Schedule 3 is satisfied in accordance with clause 8.2(b) — the amount equal to:

where:

A = the then current aggregate amount (in AU$) of Stanwell’s monetary contribution under this agreement,

subject always to the Margin Fee Cap never exceeding an amount equal to AU$15,000,000 (15 million dollars).

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Mica Creek Power Station means the power station known as the Mica Creek Power Station located near Mount Isa, Queensland.

National Electricity Law or NEL means the National Electricity Law as defined in the Electricity - National Scheme (Queensland) Act 1997.

National Electricity Rules or NER means the National Electricity Rules made under the National Electricity Law (as it applies in Queensland).

New Project has the meaning given in clause 2.3(c).

New Project Notice has the meaning given in clause 2.3(c).

Non-Proposing Participant has the meaning given in clause 2.3(c).

Notice has the meaning given in clause 16.1.

Participant means a party to this agreement.

Payroll Costs Notice has the meaning given in clause 8.5(a).

Personnel means in relation to a Participant, that Participant’s directors, officers, employees, agents, consultants, contractors and subcontractors.

Plant and Equipment means all tools, plant, equipment and other items supplied by a Participant to carry out the Feasibility Study.

Procurement Policy means each procurement policy set out in Schedule 6 (as may be amended from time to time).

Project Agreements means this agreement, and all other agreements or instruments entered into by or on behalf of the Participants in connection with the Hybrid Power Project.

Project Budget and Schedule means the initial budget and schedule for the conduct of the Feasibility Study set out in Schedule 2 as amended from time to time by the Steering Committee.

Project Manager means the person appointed under 6.1, or any replacement appointed under clause 6.3.

Project Policies means the policies for the conduct of the Feasibility Study, including the

Delegated Authorities, WHS Plan, Procurement Policy, Environmental Compliance Policy, Quality Plan, Reporting Policy, Communications Plan and Resourcing Plan.

Project Risk Register means a risk register for the Feasibility Study and the Hybrid Power Project initially provided by Stanwell and as amended from time to time by the Steering Committee.

Project Sites means:

(a)	in the case of Stanwell:

(i)	the Mica Creek Power Station; and

(ii)	Stanwell’s Head Office located at [***]; and

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(b)	in the case of Vast:

(i)	Vast’s Head Office located at [***];

(ii)	Vast’s Brisbane Office located at [***];

(iii)	the ‘Site’ (as that term is defined in the Option and Licence Deed between Vast, James Lyne Lord and Marjorie Annette Lord dated on or about the date of this agreement), which is located on Lot 24 on Survey Plan 265794 (Title Reference 1766601); and

(iv)	any future Vast office located in or around the town of Mount Isa, Queensland.

Project Team has the meaning given in clause 7.2(a).

Project Workstreams means the work program for the conduct of the Feasibility Study, as set out in Schedule 1.

Proposing Participant has the meaning given in clause 2.3(c).

Quality Plan means the quality plan provided by Stanwell (as may be amended from time to time).

Related Body Corporate has the meaning given in the Corporations Act 2001 (Cth).

Remaining Participant has the meaning given in clause 9.5(b).

Representative means a person for the time being appointed by a Participant as its representative on the Steering Committee and includes any alternate of that person appointed under the Steering Committee Charter.

Resourcing Plan means the resourcing plan set out in Schedule 5.

Second Participant has the meaning given in clause 8.5(a).

Shareholding Ministers means those Queensland Government Ministers appointed as shareholders under the Government Owned Corporations Act 1993 (QId) in relation to Stanwell.

Stanwell Board means Stanwell’s board of directors.

Stanwell Costs Payable has the meaning given in clause 8.3(c).

Stanwell Payment has the meaning given in clause 8.3(d)(iii)(B).

Steering Committee means the committee established under clause 5 to represent the Participants in relation to the Feasibility Study and this agreement.

Steering Committee Charter means a charter for the Steering Committee which sets out the principles for the conduct of the Steering Committee.

Study Expenses means all capital and operating costs, charges, expenses, fees, Taxes (other than income or capital gains taxes) and other payments and expenditures of and incidental to the conduct of the Feasibility Study set out in the Project Budget and Schedule, up to a maximum of AU$10,000,000 (unless otherwise agreed in writing by the Participants).

Study IP means all Intellectual Property Rights in the Feasibility Study together with all workings, supporting documents, reports and deliverables in respect of the Feasibility Study, or otherwise relating to this agreement, but excluding the Background IP and the Developed IP.

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Taxes means taxes, levies, deductions and duties, including fines, penalties and interest on any of them.

Term has the meaning given in clause 2.1(a).

Transfer, of a proprietary or non-proprietary matter, interest or thing means to sell, assign, transfer, convey or otherwise dispose of the proprietary or non-proprietary matter, interest or thing.

Ultimate Holding Company has the meaning given to that term in section 9 of the Corporations Act.

Vast Costs Payable has the meaning given in clause 8.3(c).

Vast Equipment Supply Margin means, for each Vast Project, Equipment Sales less Cost of Equipment Sales calculated in accordance with this agreement (as applicable) and Vast’s annual audited accounts prepared in accordance with accounting standards adopted or approved by the Australian Accounting Standards Board (AASB).

Vast Group means the corporate group comprising Vast and each Associate of Vast.

Vast Payment has the meaning given in clause 8.3(d)(ii)(B).

Vast Project means:

(a)	any project (including the Hybrid Power Project) in which the Vast Group has an interest;

(b)	any project that uses or incorporates the CSP Technology; or

(c)	any project that a member of the Vast Group supplies any equipment, services, goods, Intellectual Property Rights or technology (including the CSP Technology, Study IP or Developed IP) to.

WHS Plan means the work health and safety plan provided by Stanwell (as may be amended from time to time).

Withdrawing Participant has the meaning given in clause 9.2.

1.2	Interpretation

In this document unless the contrary intention appears:

(a)	the singular includes the plural and vice versa, and a gender includes other genders;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)	a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this agreement, and a reference to this agreement includes any schedule or annexure;

(d)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)	a reference to A$, $A, dollar or $ is to Australian currency;

(f)	a reference to time is to Brisbane, Australia time;

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(g)	a reference to a party is to a party to this agreement, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

(h)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(i)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(j)	a word or expression defined in the Corporations Act has the meaning given to it in the Corporations Act;

(k)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(l)	any agreement, representation, warranty or indemnity in favour of two or more Participants (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;

(m)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this agreement or any part of it; and

(n)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day.

1.3	Headings

Headings are for ease of reference only and do not affect interpretation.

2.	Term and exclusivity

2.1	Term

(a)	This agreement commences on the Commencement Date and terminates on the earlier of:

(i)	subject to clause 2.1(b), the Expiry Date;

(ii)	the agreement is terminated in accordance with clauses 9.2, 10.4, 10.7 or 11.4;

(iii)	the date a Joint Venture Agreement is entered into by the Participants;

(iv)	the date the Participants agree in writing to terminate this agreement,

(Term).

(b)	The Participants agree that if, prior to the Expiry Date, a Decision to Proceed is approved by the Steering Committee, but at the Expiry Date Stanwell has not obtained either Stanwell Board or Shareholding Ministerial approval to proceed to or participate in Financial Close, this agreement will be automatically extended until the later of:

(i)	the date first nominated by notice in writing by one Participant to the other Participant, provided that date is not less than 30 days, and not more than 42 days, after the date the notice is received by the recipient; and

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(ii)	31 July 2022.

2.2	Termination of the LOI

The Participants agree that:

(a)	this agreement replaces and supersedes the LOI; and

(b)	on and form the date of this agreement the LOI is terminated and is of no further force or effect.

2.3	Exclusivity regarding CSP Technology

(a)	The Participants acknowledge and agree that for the duration of the Term of this agreement, they will work actively together in good faith to consider locations and commercial structures for potential use of CSP Technology in Queensland.

(b)	Each Participant agrees that, during the Exclusivity Period, it will not actively solicit any proposals from third parties regarding any projects which involve the development, operation or supply of concentrated solar thermal power generation and storage in Queensland provided that a Participant is not prohibited or restricted from engaging in any discussions with third parties (and pursuing any resulting projects) where:

(i)	such discussions are initiated by the third party;

(ii)	the Participant obtains the consent of the other Participant (not to be unreasonably withheld or delayed); or

(iii)	in the case of Stanwell, it is requested or directed to do so by its Shareholding Ministers.

(c)	Each Participant agrees that, during the Exclusivity Period, if a Participant (Proposing Participant) is considering entering into any agreements (other than Project Agreements) with any third parties, regarding any projects which involve the development, operation or supply of CSP Technology in Queensland (New Project), the Proposing Participant must provide written notice to the other Participant (Non-Proposing Participant) offering the Non-Proposing Participant the right to participate in the New Project (New Project Notice). The New Project Notice must include all information necessary or desirable to enable the Non-Proposing Participant to inform its decision whether or not to participate in the New Project (including financial modelling information and any other material information which a prospective purchaser or financier would require to invest in the New Project).

(d)	The Non-Proposing Participant may, within 20 Business Days following receipt of the New Project Notice, request such information from the Proposing Participant which the Non-Proposing Participant reasonably requires to inform its decision as to whether to participate in the New Project and the Proposing Participant must promptly provide such information (Information Request Response).

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(e)	Within 30 Business Days of receipt of the later of:

(i)	the New Project Notice; or

(ii)	if the Non-Proposing Participant makes a request for information in accordance with clause 2.3(d), the Information Request Response,

the Non-Proposing Participant must notify the Proposing Participant in writing advising whether or not it wishes to participate in the New Project.

(f)	If the Non-Proposing Participant notifies the Proposing Participant that it does not wish to participate in the New Project or fails to provide notice to the Proposing Participant within the required time period, the Proposing Participant will be free to undertake the New Project either itself or with any third party and the Non-Proposing Participant will have no right to participate.

(g)	If the Non-Proposing Participant notifies the Proposing Participant that it wishes to participate in the New Project, the Participants must meet to negotiate in good faith and acting reasonably the key commercial terms that should apply between the Participants in respect of the New Project. If the Participants cannot agree the key commercial terms to apply to the New Project within 60 Business Days of the New Project Notice, the Proposing Participant will be free to undertake the New Project either itself or with any third party and the Non-Proposing Participant will have no right to participate provided that if the Proposing Participant commences a commercial process of any nature (whether formal, informal or otherwise) regarding the development of, or acquisition of an interest in, the New Project (including an auction process or other sales or partnership process), the Proposing Participant must offer the Non-Proposing Participant the opportunity to participate in that process on the same terms as those offered or agreed with any third party.

(h)	The Participants agree that clause 2.3 will no longer apply to Vast and Vast will have an unrestricted right to proceed with the Feasibility Study, the Hybrid Power Project or any other project (including any New Project where Vast is the Proposing Participant) by itself or with any other third party without Stanwell where:

(i)	this agreement is terminated for an Event of Default under clause 10.1 where Stanwell is the Defaulting Participant;

(ii)	this agreement is terminated pursuant to clause 10.7; or

(iii)	where Stanwell is a Withdrawing Participant.

(i)	The Participants agree that clause 2.3 will no longer apply to Stanwell and Stanwell will have an unrestricted right to proceed with the Feasibility Study, the Hybrid Power Project or any other project (including any New Project where Stanwell is the Proposing Participant) by itself or with any other third party without Vast where:

(i)	this agreement is terminated for an Event of Default under clause 10.1 where Vast is the Defaulting Participant;

(ii)	this agreement is terminated pursuant to clause 10.7; or

(iii)	where Vast is a Withdrawing Participant.

(j)	For the avoidance of doubt, nothing in this clause 2.3 limits or restricts the application of clause 13.6 or Vast’s obligation to pay the Margin Fee.

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3.	Feasibility Study and relationship between the Participants

3.1	Purpose

(a)	The Participants agree to undertake the Feasibility Study for their joint benefit in accordance with this agreement (including the Project Workstreams), for the purpose of assessing the development of the Hybrid Power Project.

(b)	The Participants agree that:

(i)	they aim to complete the Feasibility Study on or before 31 December 2021 and with the aim of achieving Financial Close on or before the Expiry Date; and

(ii)	the Feasibility Study will be completed in sufficient detail to allow each Participant to decide if it wishes to proceed to Financial Close.

3.2	Feasibility Study Interests

(a)	The respective Interests of the Participants as at the date of this agreement are:

(i)	Stanwell - 50%; and

(ii)	Vast - 50%.

(b)	The Participants may agree, in writing, to amend their respective Interests at any time.

3.3	Relationship

The Participants agree that:

(a)	the relationship between the parties is limited to carrying out the Feasibility Study in accordance with this agreement;

(b)	the rights, duties, obligations and liabilities of the Participants in every case (including in respect of carrying out the Feasibility Study) are several in proportion to each Participant’s Interest and not joint nor joint and several;

(c)	except where this agreement expressly states otherwise:

(i)	nothing in this agreement creates an association, joint venture, relationship of employment, trust, agency or partnership between the Participants; and

(ii)	a Participant does not have any authority to act for, or to create or assume any responsibility or obligation on behalf of, any other Participant; and

(d)	without limiting clause 3.5, no Participant shall be under any fiduciary or other duty to the other Participant, including any duty which would prevent it from engaging in or enjoying the benefits of any competing endeavours, subject to the express provisions of this agreement (including clause 2.3).

3.4	Indemnity

Each Participant (indemnitor) irrevocably and unconditionally indemnifies each other Participant and their respective Personnel (indemnitee) from and against any liability, loss, harm, damage, cost or expense (including legal fees) that the indemnitee may suffer or incur as a result of any act or omission of, or any purported assumption of any obligation or responsibility by, the indemnitor or any of its Personnel, done or omitted to be done, or undertaken, or apparently done or omitted to be done or undertaken, on behalf of the indemnitee in connection with the Feasibility Study and not authorised under this agreement.

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3.5	Activities outside Feasibility Study and Hybrid Power Project

Subject to clause 2.3, each Participant has an unrestricted right to engage in and receive the full benefit of any activity outside the Feasibility Study or the Hybrid Power Project (whether or not in competition with the Feasibility Study or the Hybrid Power Project or the other Participant) without consulting the other Participant or permitting the other Participant to participate.

3.6	Participant’s covenants

Each Participant covenants and agrees with each other Participant:

(a)	to diligently observe and perform its obligations and commitments in respect of the Feasibility Study and under this agreement;

(b)	not to engage (whether alone or in association with others) in any activity in respect of the Feasibility Study or the Hybrid Power Project except as provided or authorised by this agreement;

(c)	not to do or permit to be done anything by which any of the Authorisations might be rendered liable to be cancelled, forfeited, revised, not issued, not renewed or not extended;

(d)	to make available its Interest for the purposes of the Feasibility Study; and

(e)	to act in good faith towards each other in carrying out the Feasibility Study.

3.7	Participant’s warranties

Each Participant warrants, at the date of this agreement, that:

(a)	it has obtained all necessary approvals or consents for its participation in the Feasibility Study from all relevant government or statutory authorities whether located in Australia or elsewhere; and

(b)	by executing this agreement it will not breach the terms of any approval, licence, its constituent documents or other agreement to which it is a party.

3.8	Limitation of liability

Notwithstanding any other provision of this agreement, except in the case of fraud, wilful default or Gross Negligence:

(a)	a Participant will not be liable for any Consequential Loss suffered by the other Participant as a result of the first Participant’s breach; and

(b)	except in relation to Vast’s obligation to pay the Margin Fee, a Participant’s liability under this agreement is capped at the higher of:

(i)	50% of the Study Expenses; and

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(ii)	the amount actually recovered by the Participant under insurance policies maintained by the Participant in accordance with the agreement up to the limit of indemnity under such policies, or the amount that would have been recoverable under any insurance policies required to be maintained by the Participant under this agreement but for:

(A)	a failure of the Participant to effect and maintain insurance or submit a claim and take reasonable steps to pursue such claim once it had been submitted;

(B)	a breach by the Participant of the terms of the relevant insurance policy; or

(C)	an insurer relying on clause 3.8(b)(i) to avoid or reduce its liability under such policies.

4.	Additional investors in the Hybrid Power Project

(a)	During the Term, the Participants may agree to seek further equity funding for the Feasibility Study and the Hybrid Power Project from one or more third parties (Equity Investor).

(b)	If the Steering Committee agrees upon one or more candidates to be considered as a preferred Equity Investor, the Participants must:

(i)	approach such preferred Equity Investor(s) to ascertain if they wish to participate in the Feasibility Study and invest equity in the Hybrid Power Project;

(ii)	make information about the Hybrid Power Project (as approved by the Chairperson of the Steering Committee, acting reasonably) available for review by such preferred Equity Investor(s); and

(iii)	negotiate with the preferred Equity Investor(s) regarding the terms for their participation in the Feasibility Study and the Hybrid Power Project.

(c)	If an Equity Investor agrees to participate in the Feasibility Study, the Participants agree to negotiate in good faith to:

(i)	amend this agreement;

(ii)	grant an Interest, or assign an interest in this agreement, to the Equity Investor;

(iii)	require the Equity Investor enter into a deed of accession in respect of this agreement; or

(iv)	terminate this agreement and enter into a new agreement with the Equity Investor on substantially the same terms as this agreement.

(d)	Any costs incurred in attracting an Equity Investor will be shared equally between the Participants (and, to the extent possible, the Equity Investor), and such costs are in addition to, and are not included in, the Project Budget and Schedule.

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5.	Steering Committee

5.1	Establishment of Steering Committee

The Participants agree to establish a Steering Committee to oversee and govern the Feasibility Study, which will be formed and conducted in accordance with this clause 5.

(a)	The Steering Committee is responsible for the oversight and governance of the Feasibility Study.

(b)	The Steering Committee is empowered to make all decisions in relation to matters within the scope of the Feasibility Study, other than:

(i)	matters expressly reserved by this agreement for the Participants’ determination, decision, approval or consent;

(ii)	matters which have been expressly delegated in accordance with this agreement (including the Delegated Authorities) to a Participant, the Chairperson, the Representatives of each Participant or the Project Manager.

(c)	The Steering Committee must determine and maintain the Steering Committee Charter, provided that, to the extent of any inconsistency between the Steering Committee Charter and this agreement, this agreement prevails.

5.2	Composition of Steering Committee

(a)	Each Participant will be entitled to appoint three Representatives on the Steering Committee.

(b)	Each Participant may also appoint an alternate for each of its Representatives who will be entitled to attend and vote at meetings of the Steering Committee in which the relevant Representative does not participate.

(c)	Each Participant will appoint its Representatives and alternates (if any) by notice in writing to the other Participant.

(d)	A Participant may replace any of its Representatives or alternates, or revoke any such appointment, at any time by giving not less than five Business Days’ notice in writing to the other Participant.

(e)	The Project Manager will attend all meetings of the Steering Committee but is not, unless a Representative, entitled to vote.

5.3	Chairperson

(a)	The Chairperson will be appointed by Stanwell.

(b)	The Chairperson will be responsible for:

(i)	scheduling and preparing the agenda for Steering Committee meetings; and

(ii)	the management of the Steering Committee, in accordance with this agreement.

(c)	The Chairperson will not have a casting vote.

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(d)	If at any meeting of the Steering Committee the Chairperson is not present at the time appointed for holding the meeting, the Representatives present may choose one of those Representatives to preside at that meeting.

5.4	Secretary

(a)	The Representatives will appoint a person, who may, but need not be, a Representative, to act as secretary of the Steering Committee.

(b)	The secretary will attend all meetings of the Steering Committee but is not, unless a Representative, entitled to vote.

(c)	The Representatives may remove the secretary from office and appoint a replacement.

5.5	Meetings

(a)	Meetings of the Steering Committee will (unless otherwise agreed by the Steering Committee):

(i)	be held virtually or at such other place as the Steering Committee may from time to time determine; and

(ii)	be held at least once per month or at such other intervals as required by this agreement or as the Steering Committee may determine.

(b)	In addition, the Project Manager may at any time, and must within five (5) Business Days of being requested to do so by a Participant, convene a meeting of the Steering Committee. Any request by a Participant for a meeting to be convened must set out the matters to be considered at the meeting.

(c)	Meetings of the Steering Committee may be held in person or by telephone, video conference or other means of instantaneous communication.

(d)	Each Participant will ensure its Representatives convene and attend meetings expeditiously to ensure the continuity of Feasibility Study.

5.6	Notice of meetings

(a)	Except as otherwise expressly stated otherwise in this agreement, the Project Manager will give to each Participant at least ten (10) Business Days’ notice of each meeting of the Steering Committee (or at least two (2) Business Days’ notice for a reconvened meeting), which notice must outline the business to be conducted at the meeting. Such notice will not be required where the Representatives of each Participant agree to waive notice of the meeting.

(b)	Each Participant may give a notice to the Project Manager and each other Participant at least five (5) Business Days prior to the meeting to include any additional items of business to be conducted at the meeting.

(c)	Business not mentioned in a notice of meeting will not be dealt with at the meeting unless all Representatives (not just those present at the meeting) unanimously agree.

5.7	Quorum

(a)	The quorum for a meeting of the Steering Committee will be at least one Representative of each Participant entitled to vote.

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(b)	If a quorum is not present within one hour after the time appointed for the meeting:

(i)	the meeting will stand adjourned to the same hour on the next Business Day at the same venue; and

(ii)	the Project Manager will endeavour to contact the Representatives who were not present at the first meeting to advise them of the adjourned meeting.

(c)	The quorum at an adjourned meeting will be those Representatives present at the adjourned meeting.

5.8	Voting rights

(a)	The Representatives of a Participant present and entitled to vote at any meeting of the Steering Committee will have between them that number of votes which is equal to the Interest of the Participant who appointed those Representatives. By way of example, the Representatives of a Participant whose Interest is 50% will have between them 50 votes.

(b)	Any one Representative appointed by a Participant shall be entitled to cast all votes of the Representatives appointed by such Participant.

(c)	A Representative may attend and vote on a matter at a meeting of the Steering Committee notwithstanding there is a conflict of interest in respect of that matter with the Participant appointing that Representative. However at the start of the relevant meeting before the vote is taken, the existence of this conflict of interest must be declared if not already known by the other Participant.

(d)	A Representative who decides (at his or her election) to withdraw from a meeting of the Steering Committee due to a conflict of interest will be treated as not being entitled to vote at that meeting and such withdrawal will not result in the meeting lacking quorum.

5.9	Decisions

(a)	Subject to clauses 5.9(c) and 7.8, all decisions of the Steering Committee must be made by a simple majority vote.

(b)	If, in relation to any decision regarding:

(i)	the appointment of the Project Manager;

(ii)	the satisfaction of a Funding Milestone in accordance with clause 8.2(b); or

(iii)	any Amendment Request to the Project Workstreams, the Project Budget and Schedule or the Project Policies (other than any matter which, under clause 5.9(c), is expressly reserved for determination or approval by the Participants), the Steering Committee fails, at two consecutive Steering Committee meetings, to pass any proposed resolution, either Participant may refer the matter to dispute resolution in accordance with clause 11.

(c)	The following matters are expressly reserved for determination or approval by the Participants, and the Steering Committee is not empowered to make any decisions regarding:

(i)	any amendment to, or replacement, enforcement or termination of, this agreement or a Project Agreement;

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(ii)	any increase to the total amount of the Project Budget and Schedule;

(iii)	the items set out in paragraphs (n) to (o) of the definition of Feasibility Study;

(iv)	any change to the amount of, or criteria for, the Funding Milestones; or

(v)	a change to, or the whole or partial disposal of, the Interests of the Participants.

5.10	Advisers and Observers

A Participant may arrange (at its own expense) for consultants or other technical personnel (Advisers) and up to two other persons (Observers) to be present at meetings of the Steering Committee to assist its Representatives, or in the case of the Observers to observe but not participate in the meeting, provided that:

(a)	the Participant must ensure that each Adviser and Observer is under a duty of confidentiality in relation to all information and materials to which the Adviser or Observer gains access as a consequence of the Adviser or Observer being present at a meeting of the Steering Committee; and

(b)	a Participant must inform the other Participant of its intention to have an Adviser or Observer attend a meeting of the Steering Committee on behalf of the Participant at least two (2) Business Days before the meeting (and such notice must include the name and origin of each Adviser and Observer).

5.11	Authority of Representatives

Each Representative will have full power and authority to represent the Participant who appointed the Representative in all matters within the powers of the Steering Committee and all acts done by the Representative under this authority will be deemed to be the act of the Participant who appointed the Representative.

5.12	Resolution without meeting

(a)	A resolution of the Steering Committee which is signed by a Representative of each Participant who is entitled to vote (Circular Resolution) will be as valid and effective as if it had been passed at a meeting of the Steering Committee properly convened and held.

(b)	A Circular Resolution may consist of one or more documents in identical terms, signed by a Representative of each Participant.

5.13	Minutes

(a)	The secretary of the Steering Committee must arrange for minutes of each Steering Committee meeting and each sub-committee meeting to be taken.

(b)	A copy of the minutes of each Steering Committee meeting and each sub-committee meeting must be given by the Project Manager to each Participant as soon as practicable, but no later than 5 Business Days after each meeting.

(c)	If a Participant wishes to make any comments in respect of the minutes, it must do so within 10 Business Days after receiving the minutes by providing a notice to the Project Manager.

(d)	The minutes of a Steering Committee meeting or subcommittee meeting, respectively, will be considered and approved (with or without amendments) at the next meeting of the Steering Committee or relevant sub-committee (as applicable), and are to be signed by the Chairperson of the relevant Steering Committee meeting or the chairperson of the relevant sub-committee meeting, and are then conclusive evidence of the proceedings and decisions of the meeting to which they relate.

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5.14	Sub-committees

(a)	The Steering Committee may establish one or more sub-committees to consider and make recommendations (or, if the Steering Committee unanimously and expressly confers such a power, decisions) on such matters as the Steering Committee may from time to time refer to any such subcommittee.

(b)	Each Participant will be entitled, but will not be obliged, to be represented on each subcommittee.

(c)	The Participant who has nominated the Chairperson of the Steering Committee will appoint the chairperson of any sub-committee.

(d)	Recommendations and (where applicable) decisions of any sub-committee of the Steering Committee must be by unanimous vote. If unanimity cannot be achieved on any matter, such inability and the reasons for that will be reported to the Steering Committee.

5.15	Costs and expenses

Costs and expenses incurred by the Participants relating to the attendance of their respective Representatives at Steering Committee meetings may (unless otherwise agreed), be recovered in accordance with clause 8.3. Any remuneration paid by a Participant to its Representatives cannot be recovered.

6.	Appointment of Project Manager

6.1	Appointment

The Steering Committee will appoint the first Project Manager.

6.2	Powers

(a)	Subject to clause 6.2(b), the Project Manager will be responsible for the management and conduct of the Feasibility Study, and carrying out the Project Workstreams, in accordance with this agreement, including:

(i)	managing the Project Team;

(ii)	incurring expenditure in accordance with the Project Budget and Schedule;

(iii)	establishing comprehensive project management processes to ensure the Funding Milestones are achieved; and

(iv)	preparing the monthly reports in accordance with clause 7.6.

(b)	The Participants acknowledge and agree that the items set out in paragraphs (n) to (o) of the definition of Feasibility Study will be the responsibility of the Participants and not the Project Manager and are matters that fall within the scope of clause 5.1(b)(i).

(c)	All decisions made by the Project Manager must be made in accordance with the Delegated Authorities.

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(d)	The Project Manager will report to, is subject to the supervision of the Steering Committee, and must follow any instructions the Project Manager receives from the Steering Committee.

6.3	Removal and replacement

(a)	The Project Manager may be removed:

(i)	in accordance with a decision of the Steering Committee;

(ii)	by the Chairperson, acting reasonably:

(A)	if the Chairperson suspects that the Project Manager has committed fraud or corruption, unconscionable conduct, frivolous or vexatious behaviour or inappropriate conduct (including sexism, racism or other discriminatory behaviour);

(B)	if the Project Manager:

(I)	fails to follow the directions of the Steering Committee;

(II)	breaches the undertaking described at clause 6.4(c) or his or her obligations under this agreement;

(III)	acts in any manner which causes (or may reasonably be anticipated to cause) either or both Participants to breach this agreement, any Project Agreement or any Authorisation;

(IV)	acts in any manner which would frustrate the Feasibility Study or prejudice a Participant’s interests in the Hybrid Power Project; or

(V)	fails to comply with Good Electricity Industry Practice in progressing the Hybrid Power Project or any other applicable Australian standards; or

(C)	on the suspension of termination of this agreement;

(iii)	if the Project Manager was an employee of a Participant, the Project Manager ceases to be an employee of that Participant; or

(iv)	if agreed between the Participants.

(b)	If the Project Manager is removed the Steering Committee will appoint a replacement Project Manager (except in the circumstances described in clause 6.3(a)(ii)(C)).

6.4	Conflict

(a)	The Participants acknowledge that a Project Manager may hold equity in Vast, and may be an employee of Vast.

(b)	Vast agrees that, for the duration of the Term:

(i)	any Project Manager employed by Vast must perform (and Vast must procure that any Project Manager employed by Vast performs) their obligations in accordance with this agreement including as instructed by the Steering Committee and the Chairperson; and

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(ii)	Vast must not give any Project Manager employed by Vast any direction which would contradict, or derogate from, such instructions, or which would otherwise frustrate the Feasibility Study or prejudice Stanwell; and

(c)	Vast must procure that any Project Manager employed by Vast executes an undertaking (substantially in the form attached in Schedule 7 or such other form required by Stanwell, acting reasonably) to comply with the obligations imposed on the Project Manager under this agreement and to not act in any manner which would prejudice Stanwell’s interest.

7.	Project administration

7.1	Conduct of Feasibility Study

The Participants will undertake the Feasibility Study:

(a)	acting through the Steering Committee, the Project Manager, the Project Team, and the Participants’ respective Personnel; and

(b)	in accordance with:

(i)	this agreement;

(ii)	Good Electricity Industry Practice;

(iii)	the Project Workstreams and the Project Budget and Schedule;

(iv)	the Funding Milestones;

(v)	the Project Policies; and

(vi)	all applicable Authorisations, laws, regulations, orders and rules.

7.2	Project Team

(a)	The Participants will establish a team comprised of their respective Personnel (Project Team) to work on the Feasibility Study, which will initially be comprised of those persons identified in the Resourcing Plan (or such replacement persons appointed by the relevant Participant).

(b)	The Project Manager may appoint or remove members from the Project Team, provided the Project Manager has the prior approval of the Steering Committee.

7.3	Authorities

(a)	The Participants have agreed to the Delegated Authorities and agree to comply with (and must procure their respective Personnel comply with) the Delegated Authorities in relation to all aspects of the Feasibility Study.

(b)	The Delegated Authorities may only be amended in writing, signed by both Participants.

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7.4	Access to site

The Project Team (and any properly authorised Personnel of a Participant) will be entitled at all reasonable times (provided such access is reasonably required for the purposes of the Feasibility Study), and at the risk and expense of the Participant appointing the relevant Project Team member or Personnel, to have access to the other Participant’s Project Site(s), provided that:

(a)	access will be provided promptly on request, provided that it does not unreasonably disrupt the conduct of the other Participant’s operations; and

(b)	the Project Team members or Personnel of a Participant must, when accessing the relevant site, comply with:

(i)	the directions of the other Participant when doing so;

(ii)	the WHS Plan; and

(iii)	the work, health and safety policies or other relevant plans or policies applicable to the relevant Project Site (as provided by the owner of that Project Site).

7.5	Accounting

The Project Manager must:

(a)	ensure that proper accounts and records are maintained in accordance with Australian accounting standards; and

(b)	if requested by a Participant, provide that Participant access to the accounts and records.

7.6	Reports

The Project Manager must deliver to the Steering Committee monthly progress reports as required in the Project Workstreams and in accordance with Good Electricity Industry Practice which reports must include, at a minimum:

(a)	compliance with work health and safety matters;

(b)	progress against the Project Budget and Schedule;

(c)	a reconciliation of the monies received and disbursed during the preceding calendar month and a cash forecast;

(d)	progress against the Project Workstreams and the Funding Milestones; and

(e)	such other reports as may be requested by the Steering Committee from time to time.

7.7	Project Policies

The Participants agree that the Project Policies will apply to the Feasibility Study, and the Participants must comply with (and must procure their Personnel comply with) the Project Policies.

7.8	Amendment process

(a)	Subject to clause 5.9(c), either Participant may request an amendment to any or all of the Project Workstreams, the Project Budget and Schedule (excluding increases to the Project Budget and Schedule but including any changes to the allocation of funds within the Project Budget and Schedule) and/or Project Policies by submitting a request for an amendment to the Steering Committee (Amendment Request) which:

(i)	must be in writing; and

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(ii)	contain sufficient information to allow the Steering Committee to consider the proposed amendment.

(b)	If the Steering Committee receives an Amendment Request they must meet within 10 Business Days of receipt of the request to consider the Amendment Request.

(c)	A decision to accept an Amendment Request requires the unanimous approval of the Steering Committee, and such approval may be conditional on the approval of a party’s management, board or shareholders.

(d)	If an Amendment Request is not approved by the Steering Committee, the requesting party may refer the matter to dispute resolution in accordance with clause 11.

8.	Project Budget and Schedule and Funding Milestones

8.1	Project Budget and Schedule

The Participants agree that the Feasibility Study will be conducted in accordance with the Project Budget and Schedule.

8.2	Funding Milestones

(a)	The Project Manager must promptly, and in any case within 5 Business Days, after the Project Manager considers a Funding Milestone has been satisfied, give notice to the Steering Committee with sufficient details for the Steering Committee to consider and determine whether the Funding Milestone has been satisfied.

(b)	The Steering Committee must, within 5 Business Days of a notice given under clause 8.2(a), convene and consider whether the Funding Milestone has been satisfied, and provide notice to the Project Manager of its decision.

(c)	If the Steering Committee notifies the Project Manager that the Funding Milestone has been satisfied:

(i)	the Project Manager must, no later than 5 Business Days after such notice, notify the Participants; and

(ii)	the Participants agree to commit, and make available to the Feasibility Study, the funds applicable to that Funding Milestone, for the purposes of Costs Recovery Claims in accordance with clause 8.3.

8.3	Recovery of costs

(a)	A Participant must, by no later than 10 Business Days after the end of a month, submit to the other Participant (copying the Project Manager) a statement setting out the other Participant’s share (being equal to its Interest) of any Study Expenses incurred by the first Participant, provided that such expenses must be:

(i)	the Participant’s actual costs, and not include any mark-up or margin;

(ii)	to the extent they include any payroll costs, only include Approved Payroll Costs which are attributable to the Feasibility Study;

(iii)	reasonably and properly incurred by the Participant in relation to the Feasibility Study;

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(iv)	incurred in accordance with the Project Workstreams and the Project Budget and Schedule;

(v)	incurred in relation to the work in satisfying the next applicable Funding Milestone; and

(vi)	without limiting clause 8.3(g), not exceed the aggregate funds payable by the other Participant in respect of the applicable Funding Milestone,

(Costs Recovery Claim).

By way of example, following the satisfaction of the first Funding Milestone, the Participants will make available the funds applicable to that Funding Milestone for the purposes of Costs Recovery Claims, and a Participant may submit a Costs Recovery Claim for Study Expenses incurred in achieving the second Funding Milestone.

(b)	Any Costs Recovery Claim submitted by a Participant must set out in reasonable detail the tasks undertaken by or on behalf of the Participant applicable to the Costs Recovery Claim (including, where appropriate, referencing the Project Workstreams and Project Budget and Schedule), be accompanied by a statement setting out in reasonable detail the calculation of the amounts shown in the invoice and, where applicable, be accompanied by copies of any relevant third party invoices.

(c)	By no later than 15 Business Days after the end of a month, Stanwell will calculate the costs that must be paid by each of Stanwell (Stanwell Costs Payable) and Vast (Vast Costs Payable) under any Costs Recovery Claims submitted in accordance with clause 8.3(a).

(d)	If, for any month:

(i)	the Stanwell Costs Payable are equal to the Vast Costs Payable then the costs will be set off and no amount will be payable by either Participant in respect of any Costs Recovery Claims for the relevant month. Notwithstanding the foregoing, Stanwell will prepare and issue to Vast, a tax invoice and a recipient-created tax invoice in relation to the equal and offsetting supplies made by each Participant to the other Participant (as applicable);

(ii)	the Stanwell Costs Payable are less than the Vast Costs Payable then Stanwell will:

(A)	set off the Stanwell Costs Payable against the Vast Costs Payable; and

(B)	prepare, and issue to Vast, an invoice and a recipient created tax invoice for the total supplies made by each Participant to the other Participant (as applicable), whereby Vast will make a payment of the difference between the Stanwell Costs Payable and the Vast Costs Payable (Vast Payment); or

(iii)	the Stanwell Costs Payable are greater than the Vast Costs Payable then Stanwell will:

(A)	set off the Vast Costs Payable against the Stanwell Costs Payable; and

(B)	prepare, and issue to Vast, an invoice and a recipient-created invoice for the total supplies made by each Participant to the other Participant (as applicable), whereby Stanwell will make a payment of the difference between the Stanwell Costs Payable and the Vast Costs Payable (Stanwell Payment).

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(e)	Subject to clause 8.3(g), Stanwell and Vast must make a Vast Payment or Stanwell Payment (as applicable) within 15 Business Days of receipt of the invoice or recipient-created tax invoice (as applicable). By way of example:

(i)	if Vast incurs $100 in a month and Stanwell incurs $60 then:

(A)	Vast’s Costs Recovery Claim would be for $50 (being Stanwell’s 50% share of the costs incurred by Vast); and

(B)	Stanwell’s Costs Recovery Claim would be for $30 (being Vast’s 50% share of the costs incurred by Stanwell);

(ii)	accordingly:

(A)	the Stanwell Costs Payable would be $50 (being, the amount payable by Stanwell to Vast); and

(B)	the Vast Costs Payable would be $30 (being, the amount payable by Vast to Stanwell);

(iii)	therefore, as the Stanwell Costs payable are greater than the Vast Costs Payable:

(A)	the Vast Costs Payable ($30) would be set off against the Stanwell Costs Payable ($50); and

(B)	Stanwell would make payment of the difference, being $20, to Vast (being a Stanwell Payment).

(f)	A Participant may include in any Costs Recovery Claim the amount of any shared costs it is entitled to recover in accordance with any shared costs arrangement agreed between the Participants prior to the date of this agreement.

(g)	A Participant is not liable to pay any part of a Costs Recovery Claim to the extent the amount of the Costs Recovery Claim exceeds the aggregate funds payable by that Participant in respect of the applicable Funding Milestone.

8.4	Audit

(a)	Each Participant must maintain, and keep for a period of seven years from the date of creation, proper accounts and records which:

(i)	record and give a true and fair view of all actions taken by the Participant under or in relation to this agreement, including any Study Expenses incurred by the Participant; and

(ii)	are maintained in accordance with Australian accounting standards.

(b)	A Participant may, but not more than once per calendar quarter, upon reasonable prior notice to the other Participant, procure an appropriately qualified independent third party to audit the records of the other Participant.

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8.5	Approval of payroll costs

(a)	A Participant (First Participant) must, before including any payroll costs in a Costs Recovery Claim, provide notice to the other Participant (Second Participant) of:

(i)	the relevant Personnel working on the Feasibility Study in the period relating to the Costs Recovery Claim who’s payroll costs the First Participant wishes to include in the Costs Recovery Claim; and

(ii)	the following payroll costs details of such Personnel:

(A)	base salary;

(B)	bonuses (if applicable);

(C)	superannuation;

(D)	workers’ compensation costs; and

(E)	payroll tax,

(Payroll Costs Notice).

(b)	The Second Participant must, within 20 Business Days of receipt of a Payroll Costs Notice, notify the First Participant whether the Second Participant approves (or not) the relevant Personnel and the applicable payroll costs outlined in the Payroll Costs Notice, and the Second Participant may approve all or only part of a Payroll Costs Notice.

(c)	Any payroll costs the Second Participant approves in accordance with clause 8.5(b) will be Approved Payroll Costs.

9.	Decision to Proceed

9.1	Vote on Decision to Proceed

(a)	The Project Manager must send copies of the Feasibility Study to the Steering Committee at the earliest opportunity following its completion. The Participants’ representatives on the Steering Committee can provide the Feasibility Study to the Participants.

(b)	The Steering Committee must, within 60 Business Days of the completion of the Feasibility Study, convene a meeting to consider the Feasibility Study and vote on whether to proceed to Financial Close (Decision to Proceed).

9.2	Withdrawal from the Hybrid Power Project

If a Participant (Withdrawing Participant) votes against making a Decision to Proceed at a meeting convened under clause 9.1, this agreement is (and any other Project Agreements are, except where the Participants agree otherwise in writing) automatically terminated (subject to clause 18.5).

9.3	Financial Close for the Hybrid Power Project

If a Decision to Proceed is approved by the Steering Committee, the Participants must promptly (and in any case within 60 Business Days) following the Decision to Proceed, seek to:

(a)	negotiate and execute a Joint Venture Agreement and applicable Project Agreements;

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(b)	negotiate and finalise debt or equity financing for all or part of the expected development costs for the Hybrid Power Project which, at a minimum, must provide for 50% of the Development Fee to be paid to Vast and 50% of the Development Fee to be paid to Stanwell at Financial Close; and

(c)	subject to clause 9.4, achieve Financial Close.

9.4	Stanwell Board and Shareholding Minister approval

Vast acknowledges that if a Decision to Proceed is approved by the Steering Committee, Stanwell:

(a)	will need to obtain the approval of the Stanwell Board and Stanwell’s Shareholding Ministers in order to participate in the development of, and to achieve Financial Close for, the Hybrid Power Project;

(b)	is not in a position to dictate terms or conditions, or timing requirements, to the Stanwell Board or Shareholding Ministers in relation to their consideration of Stanwell’s request for approval; and

(c)	cannot, and does not, guarantee or warrant that approval will be granted by the Stanwell Board or Shareholding Ministers.

9.5	Return of contribution

If:

(a)	a Participant does not vote in favour of a Decision to Proceed (Exiting Party);

(b)	the other Participant votes in favour of a Decision to Proceed (Remaining Participant); and

(c)	Financial Close of the Hybrid Power Project or a replacement project utilising the CSP Technology is undertaken by the Remaining Participant (whether or not with the participation or funding of third parties) occurs within 3 years of the date of this agreement, the Remaining Participant must pay to the Exiting Party, an amount equal to the Exiting Party’s monetary contribution under this agreement within 15 Business Days of Financial Close of the Hybrid Power Project or replacement project.

10.	Default and termination

10.1	Event of Default

Any one or more of the following events with respect to a Participant (Defaulting Participant) is an Event of Default:

(a)	any failure by the Participant to pay:

(i)	an invoice in accordance with clause 8.3(e); or

(ii)	any other amount due under this agreement by the due date for payment,

within 10 Business Days after notice has been given by a Non-Defaulting Participant under clause 10.2;

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(b)	any default by the Participant in the observance or performance of a material obligation under this agreement (or any Project Agreement) which is capable of remedy and which continues for a period of 10 Business Days after a Non-Defaulting Participant has given written notice of the default to the defaulting Participant under clause 10.2;

(c)	subject to clause 18.14, an Insolvency Event occurs in relation to the Participant;

(d)	any Irremediable Default is committed by the Participant; or

(e)	except in relation to a privatisation of Stanwell, any Change in Control occurs in relation to the Participant, except where the Participant has obtained the prior written consent of the other Participant (which in the case of a Change in Control of Vast may be withheld by Stanwell in accordance with clause 12.3).

10.2	Notices of default

(a)	If a Participant:

(i)	fails to pay:

(A)	an invoice in accordance with clause 8.3(e); or

(B)	any other amount due under this agreement by the due date for payment; or

(ii)	defaults in the observance or performance of a material obligation under this agreement (or any Project Agreement),

another Participant (Non-Defaulting Participant) may, after it becomes aware of that default, notify the defaulting Participant of that default.

(b)	Failure by the Non-Defaulting Participant to give a notice under clause 10.2(a) will not release the defaulting Participant from any of its obligations under this agreement or any Project Agreement.

10.3	Suspensions of rights following an Event of Default

If an Event of Default occurs then until such Event of Default has been rectified:

(a)	the Defaulting Participant’s rights to participate in decisions in relation to the Feasibility Study will be suspended;

(b)	the members and alternate members of the Steering Committee appointed by the Defaulting Participant will not be entitled to be present or to vote at any meeting of the Steering Committee on all matters; and

(c)	a quorum at each meeting of the Steering Committee will be the members of the Steering Committee appointed by the Participants that are not in default.

10.4	Termination following an Event of Default Without limiting clause 10.3:

(a)	if any Event of Default described in clauses 10.1(c), 10.1(d) or 10.1(e) occurs, a Non-Defaulting Participant may elect, by notice in writing to the Defaulting Participant, to terminate this agreement; and

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(b)	if any Event of Default described in clauses 10.1(a) or 10.1(b) occurs then:

(i)	a Dispute will be deemed to have arisen and either Participant may issue a Dispute Notice to the other Participant in accordance with clause 11.2 and the Participants must follow the procedure set out in clause 11.3 in an attempt to resolve the Dispute; and

(ii)	if:

(A)	the steps under clause 11.3 has been taken and the Dispute is not resolved within 40 Business Days from the date of the Dispute Notice; or

(B)	a Non-Defaulting Participant has attempted to follow the steps in clause 11.3 and the Defaulting Participant has not complied with its obligations under that clause,

then the Non-Defaulting Participant may elect, by notice in writing to the Defaulting Participant, to terminate this agreement.

10.5	Termination fee payable by Vast on termination by Stanwell

Where Stanwell terminates this agreement under clause 10.4, Vast must pay to Stanwell, an amount equal to the sum of:

(a)	A$1,250,000, being the amount of Stanwell’s monetary contribution to the pre-feasibility study which was undertaken prior to Stanwell’s entry into this agreement;

(b)	the aggregate amount of Stanwell’s monetary contribution under this agreement at the date of termination; and

(c)	A$2,000,000, being the amount (in AU$) equal to 12.12% of the Development Fee,

within 15 Business Days of the date of termination of this agreement.

10.6	Defaulting Participant continues to be liable

(a)	During any period of default by a Defaulting Participant, the Feasibility Study will continue and the Defaulting Participant will continue to be responsible for the payment of all moneys that it is obliged to pay under this agreement.

(b)	If a Participant defaults in paying the whole or part of any amount to the other Participant in accordance with this agreement, the defaulting Participant must pay to the other Participant interest on such unpaid amount at the Interest Rate calculated on daily balances, and capitalised monthly, from the due date for payment to the date of actual payment.

10.7	Termination for convenience

(a)	Stanwell may, in its absolute discretion and for no reason, withdraw from this agreement at any time by giving Vast 30 days’ prior written notice and:

(i)	Stanwell will not be liable for any Loss suffered by Vast (or any of its Related Bodies Corporate) arising from or in connection with the termination of this agreement (or a Project Agreement); and

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(ii)	Vast must not (and must procure any of its Related Bodies Corporate must not) make any Claim in relation to the termination of this agreement (or a Project Agreement).

(b)	If Stanwell gives a notice under clause 10.7(a), Stanwell will be deemed to be an Exiting Party under clause 9.5.

10.8	Effect of termination

(a)	Termination of this agreement does not affect any accrued rights or remedies of either Participant.

(b)	If this agreement is terminated, the Participants will procure the termination of the other Project Agreements to the extent they are not automatically terminated except to the extent the Participants agree otherwise.

11.	Dispute Resolution

11.1	Procedure

If a Participant considers that there is a dispute or difference arising out of or relating to this agreement (Dispute) the Participants must follow the procedures in this clause 11 to resolve the Dispute.

11.2	Notice

If a Participant considers that a Dispute has arisen, the Participant may send the other Participant a notice which sets out a full description of the matters in dispute or in respect of which there is a difference (Dispute Notice).

11.3	Meeting of Chief Executive Officers

Within 20 Business Days of the date the Dispute Notice has been given, the chief executive officers of the Participants must meet and use all reasonable endeavours acting in good faith to resolve the Dispute.

11.4	Termination trigger

If the Dispute is not resolved under clause 11.3 within 40 days of the Dispute Notice, either Participant may give notice to the other Participant terminating this agreement.

11.5	Urgent interlocutory relief

This clause 11 does not prevent a Participant from seeking urgent interlocutory relief from a court of competent jurisdiction where, in that reasonable opinion, that action is necessary to protect that Participant’s rights.

11.6	Costs

Each Participant must pay its own costs in complying with this clause 11.

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12.	Transfers and Change of Control

12.1	Restriction on Transfers

(a)	A Participant must not Transfer its Interest or any of its rights and obligations under this agreement, except:

(i)	in the case of Stanwell, in accordance with clause 12.2; or

(ii)	with the express written consent of the other Participant, which must not be unreasonably withheld or delayed if:

(A)	the transferee continues to have the technical and financial capability to perform the Participant’s obligations under this agreement; and

(B)	where Vast is the transferor, it transfers a corresponding interest in the CSP Technology and the Background IP to the transferee.

(b)	Without limiting clause 12.1(a), if a Participant Transfers either or both of its Interest and any of the rights and obligations under this agreement, it must also transfer a corresponding interest in any Project Agreements and any Authorisations to the same transferee.

12.2	Transfer by Stanwell

(a)	Stanwell may at any time Transfer the whole or any part of its Interest and any of its rights and obligations under this agreement to a Related Body Corporate provided that:

(i)	the Related Body Corporate covenants with the other Participant to be bound by the terms of this agreement, and to assume, observe, perform and satisfy all or the relevant proportion of the liabilities and obligations of Stanwell arising under or by virtue of this agreement and any other Project Agreements;

(ii)	if the assignee ceases at any time to be a Related Body Corporate of Stanwell it must immediately re-assign the interest or part interest to Stanwell; and

(iii)	the transferee must pay, or make adequate and acceptable provision for payment of, any money owing by Stanwell under this agreement.

(b)	For so long as Stanwell is controlled by the State of Queensland, Stanwell may transfer the whole or any part of its Interest or any of its rights and obligations under this agreement (or any Project Agreement):

(i)	where required by the operation of law or otherwise as part of a privatisation of Stanwell by the State of Queensland; or

(ii)	to a Government Owned Corporation.

12.3	Change of Control

A direct or indirect Change in Control of Vast will be deemed to be a Transfer of this agreement requiring the prior written consent of Stanwell, which must not be unreasonably withheld or delayed if Vast:

(a)	continues to own 100% of the CSP Technology and the Background IP; and

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(b)	continues to have the technical and financial capability to perform its obligations under this agreement.

13.	Intellectual property

13.1	Background IP

(a)	Each Participant, or its third party licensors, retains all rights, title and interest (including all Intellectual Property Rights) in and to its Background IP.

(b)	Nothing in this clause 13 prevents or limits in any way a Participant’s rights to use, reproduce, modify, develop and otherwise exploit its own Background IP.

(c)	Stanwell grants to Vast a royalty-free, non-exclusive license to use, adapt, maintain and further develop Stanwell’s Background IP and the Study IP during the Exclusivity Period and solely for the purpose of the Feasibility Study, and any other projects jointly undertaken by the Participants during the Exclusivity Period, subject at all times to the terms of this agreement.

13.2	Study IP

The Participants will own any and all Study IP as tenants in common in their respective Interests.

13.3	Developed IP

Vast will own any and all:

(a)	new, modified or improved Intellectual Property Rights (including the right to keep information confidential);

(b)	modifications and improvements to the CSP Technology,

developed and/or derived (whether directly or indirectly) by any Participant in connection with:

(c)	any use, adaptation, maintenance or further development of the CSP Technology as part of the Feasibility Study or the Hybrid Power Project; or

(d)	the construction, operation, maintenance, design or engineering of the Hybrid Power Project,

(collectively, the Developed IP).

13.4	Development and creation of Developed IP must be notified

Each Participant must keep the other Participant, and the Steering Committee must keep both Participants, fully informed and promptly notified of the development and creation of any Developed IP.

13.5	Licensing of CSP Technology

(a)	Vast grants to Stanwell a royalty-free, non-exclusive license to use, adapt, maintain and further develop:

(i)	the CSP Technology;

(ii)	Vast’s Background IP;

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(iii)	the Developed IP; and

(iv)	the Study IP,

during the Exclusivity Period and solely for the purpose of the Feasibility Study, the Hybrid Power Project and any other projects jointly undertaken by the Participants during the Exclusivity Period (CSP Licence), subject at all times to the terms of this agreement.

(b)	Stanwell must not assign the CSP Licence except with the prior written consent of Vast, or in accordance with clause 12.2.

13.6	Margin Fee

(a)	In consideration of Stanwell’s contribution to the development of the Developed IP and the Study IP, Vast agrees to pay (or procure a member of the Vast Group to pay) Stanwell the Margin Fee in accordance with this clause 13.6.

(b)	Subject to clause 13.6(d), in relation to each Vast Project, the Margin Fee for that Vast Project:

(i)	will be payable by Vast to Stanwell within 20 Business Days after the end of the Financial Year in which all or any part of the Vast Equipment Supply Margin relating to that Vast Project is earned and paid to a member of the Vast Group during the Financial Year; and

(ii)	must be paid by Vast into the bank account nominated by Stanwell.

(c)	Subject to clause 13.6(d), the Margin Fee is payable (and will accrue) on any and all worldwide Vast Projects.

(d)	Vast’s obligation to pay (or procure members of the Vast Group to pay) the Margin Fee in respect of all Vast Projects is capped at the then current Margin Fee Cap in aggregate across all Vast Projects and, subject to clause 13.6(e), Vast will have no liability whatsoever to pay the Margin Fee in respect of all Vast Projects once Vast has paid an amount equal to the total Margin Fee Cap in aggregate across all Vast Projects.

(e)	For the avoidance of doubt, if at any time the Margin Fee Cap is met but is then subsequently increased as a result of monetary contributions by Stanwell under this agreement, Vast remains obliged to pay the Margin Fee to Stanwell (up to the then current Margin Fee Cap).

(f)	As soon as practicable (and in any case within 20 Business Days) after the end of each Financial Year, Vast must provide Stanwell with a statement setting out the Vast Equipment Supply Margin(s) (including the Equipment Sales and Cost of Equipment Sales) and the Margin Fee(s) for the Vast Project(s) (Gross Margin Statement) and adequate supporting information in respect of the calculation of the Vast Equipment Supply Margin and the Margin Fee. Stanwell may request from Vast (and Vast must promptly provide) such information as Stanwell reasonably requires in order to verify the calculation of the Vast Equipment Supply Margin and the Margin Fee.

(g)	Stanwell has the right, at its own cost and expense (except where the independent auditor identifies an error in the Margin Fee payable to Stanwell of more than 2%, in which case Vast must bear the auditor’s costs), to appoint an independent auditor to review the accuracy of the Gross Margin Statement and the Participants must provide the auditor with all relevant information requested by the independent auditor to carry out such audit.

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(h)	If:

(i)	following review by Stanwell of the Gross Margin Statement, the parties agree;

(ii)	following review by the independent auditor in accordance with clause 13.6(g), the independent auditor determines;

(iii)	the parties otherwise agree; or

(iv)	following a dispute regarding the Margin Fee, it is determined in accordance with clause 10,

that Vast owes Stanwell further amounts in respect of the Margin Fee, such amounts must be paid by Vast to Stanwell within 10 Business Days after the parties agree or the matter is determined (as applicable).

13.7	Security

(a)	Within 20 days after the earlier of:

(i)	Financial Close; or

(ii)	the end of the Term,

Vast must either:

(iii)	execute and deliver an ‘All Present and After-acquired Property’ general security agreement to Stanwell; or

(iv)	subject to obtaining Stanwell’s consent, provide such other security or credit support to Stanwell,

(Security) on terms approved by Stanwell (acting reasonably), to secure payment of Margin Fees to Stanwell in accordance with this agreement.

(b)	Vast may, from time to time, subject to Stanwell’s consent, replace or substitute any Security provided in accordance with clause 13.7(a) with another form of security on terms approved by Stanwell (acting reasonably).

(c)	Vast must:

(i)	obtain all necessary consents and approvals in relation to any Security provided by it; and

(ii)	if applicable, register the Security as required by relevant legislation and file or record all of the notices or documents relating to the Security in the jurisdictions required by law in order to make the Security and all security under the Security valid and enforceable against a liquidator and any subsequent security holder.

(d)	Vast may, by notice to Stanwell, request that the Security provided in accordance with this clause 13.7 will be subordinated to and/or rank in priority after any security interest provided (or to be provided) under any bona fide third-party financing Vast puts in place from time to time.

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(e)	Stanwell must not unreasonably withhold its consent to Vast’s request under clauses 13.7(a)(iv), 13.7(b) or 13.7(d) provided that:

(i)	in respect of clauses 13.7(a)(iv) and 13.7(b), it will be reasonable for Stanwell to withhold its consent if:

(A)	it considers (acting reasonably) that its right to receive the Margin Fee would be prejudiced by the form of alternate or replacement security (as applicable); and

(B)	the creditworthiness of the provider of the alternate or replacement security is below the requirements in Stanwell’s credit policies; and

(ii)	in respect of clause 13.7(d):

(A)	it will be reasonable for Stanwell withhold its consent if it considers (acting reasonably) that it’s right to receive the Margin Fee would be prejudiced by the subordination of its security (and may take account of the identity and creditworthiness of the financier and the terms of the third-party financing in making such determination); and

(B)	Stanwell may condition its consent on the financier (and, if applicable, Vast) entering into a priority deed in respect of the security held by Stanwell and the financier.

13.8	Warranty

(a)	Stanwell warrants to Vast that:

(i)	it has all necessary rights to grant the licence of Stanwell’s Background IP in clause 13.1(c);

(ii)	the grant of the license in clause 13.1(c) does not breach any other license granted by Stanwell to any person in respect of its Background IP; and

(iii)	it is not aware of any Claim that its Background IP infringes the rights (including Intellectual Property Rights) of any person.

(b)	Vast warrants to Stanwell that:

(i)	it has all necessary rights to grant the CSP Licence to Stanwell;

(ii)	the grant of the CSP Licence does not breach any other license granted by Vast to any person in respect of the CSP Technology or Vast’s Background IP; and

(iii)	it is not aware of any Claim that the CSP Technology and Vast’s Background IP infringes the rights (including Intellectual Property Rights) of any person.

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14.	Insurance

14.1	General obligation

Each Participant must, at its own expense, in respect of the Feasibility Study take out and keep in full force and effect, any insurance:

(a)	required by the laws in force in Queensland or by virtue of any contractual obligations entered into for the purposes of the Feasibility Study; or

(b)	determined by the Steering Committee from time to time.

14.2	Public liability insurance

Each Participant must, at its own expense, procure and maintain broad-form public liability insurance which covers the liability of the Participant and any of its Personnel in respect of:

(a)	loss of, damage to, or loss of use of, any real or personal property; and

(b)	the bodily injury of, disease or illness (including mental illness) to, or death of, any person, arising out of the performance of this agreement by the Participant or its Personnel. This insurance must provide cover to a limit not less than $10,000,000 in respect of any one claim and unlimited as to the number of claims.

14.3	Workers’ compensation and Employers’ liability insurance

Each Participant must, at its own expense, procure and maintain workers’ compensation (including industrial diseases at common law) and employer’s indemnity insurance covering all claims and liabilities under any statute and where common law claims are allowed outside of the statutory scheme, for employer’s liability at common law, for not less than $50,000,000 in relation to any one occurrence and unlimited as to the number of occurrences, for the death or injury to:

(a)	any person employed by the Participant in connection with the performance of this agreement; and

(b)	any person who is a worker of the Participant or any of its subcontractors in connection with this agreement.

14.4	Insurance for equipment

Each Participant must insure its own Plant and Equipment for an amount of not less than their market value (unless otherwise insured) to the satisfaction of the other Participant.

14.5	Insurance expenses

Each Participant is responsible for all excesses in each policy of insurance to be effected by that Participant in accordance with this clause 14.

14.6	Notification

If an event occurs that may give rise to a claim involving the other Participant under any policy of insurance held by a Participant in accordance with this clause 14, that Participant must notify the other Participant and must ensure the other Participant is kept fully informed in relation to the claim.

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14.7	Subcontractors

Unless otherwise agreed to by the Participants (acting reasonably) each Participant must ensure that its subcontractors effect similar insurances to that which that Participant is required to arrange under this agreement and the subcontractor’s insurances extend to protect the other Participant in the same manner as provided in this agreement with respect to the Participant’s insurances.

14.8	Period of insurance

Insurance required by this agreement must be effected before the Feasibility Study is commenced and must be maintained at all times with insurers and on terms approved by the other Participant which approval may not be unreasonably withheld in the case of a responsible and financially capable insurer or insurers.

14.9	Insurance certificates

Each Participant must provide to the Participant upon request evidence of currency of any insurance required to be effected under this agreement.

15.	Confidentiality

15.1	Confidentiality obligation

Each party (Information Recipient):

(a)	may use Confidential Information of a Disclosing Party only for the purposes of the Feasibility Study, this agreement and the transactions contemplated by this agreement; and

(b)	must keep confidential all Confidential Information of each Disclosing Party except for disclosures permitted under clause 15.2.

15.2	Exceptions

(a)	Clause 15.1 does not apply to an Information Recipient to the extent that the relevant disclosure or use:

(i)	has the prior written consent of the Disclosing Party;

(ii)	is a media announcement in the form agreed between the Participants in accordance with clause 15.4;

(iii)	is to its Personnel, professional advisers, auditors, consultants, financiers, prospective financiers and Related Bodies Corporate to whom (and to the extent to which) it is necessary to disclose the information in order to properly perform its obligations under this agreement;

(iv)	is necessary to enforce its rights or to defend any Claim under this agreement or for use in legal proceedings regarding this agreement or the transaction contemplated by this agreement;

(v)	is necessary to obtain any consent or approval contemplated by this agreement; or

(vi)	is necessary to comply with any applicable law, legal process, any request, order or rule of any Government agency, the rules of a recognised stock exchange or in a prospectus or other document with statutory content requirements prepared for a transaction involving a party, after first consulting with the other party to the extent practicable having regard to those obligations about the form and content of the disclosure,

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and provided that, before disclosure:

(vii)	in the case of the Information Recipient’s (and their Related Body Corporate’s) Personnel, those persons have been directed by the Information Recipient to keep confidential all Confidential Information of the Disclosing Party and use Confidential Information solely for the purpose of the Feasibility Study, this agreement and the transactions contemplated by this agreement; and

(viii)	in the case of other persons (except those disclosures under clauses 15.2(a)(ii), 15.2(a)(iv), 15.2(a)(v) and 15.2(a)(vi)), those persons have agreed in writing with the Information Recipient to comply with substantially the same obligations in respect of Confidential Information of the Disclosing Party as those imposed on the Information Recipient under this agreement,

(each a Direction).

(b)	Stanwell may disclose the Confidential Information of Vast to the relevant Shareholding Ministers, or their personal or departmental staff only to the extent that those persons have a reasonable need to know and are aware that the Confidential Information of Vast must be kept confidential.

15.3	Information Recipient’s obligations

An Information Recipient must:

(a)	ensure that each person to whom it discloses Confidential Information of a Disclosing Party under clause 15.2 complies with its Direction; and

(b)	notify the Disclosing Party of, and take all reasonable steps to prevent or stop, any suspected or actual breach of a Direction.

15.4	Media or public announcement

(a)	A Participant must not (and the Project Manager and the Steering Committee must not), before or after the date of this agreement, make or send a public announcement including issuing any public offer document (Prospectus), communication or circular concerning:

(i)	this agreement or the transactions referred to in this agreement; or

(ii)	in the case of any Prospectus relating to the listing of securities in Vast on a stock exchange, information about Stanwell or its participation in the Feasibility Study,

unless:

(iii)	it has first obtained the written consent of the other Participant, which consent is not to be unreasonably withheld or delayed; or

(iv)	in the case of any Prospectus relating to Vast, Vast has sought and obtained the approval of Stanwell’s Representatives on the Steering Committee to any statements regarding this agreement (or the transactions referred to in this agreement) or information about Stanwell or its participation in the Feasibility Study provided that Stanwell must provide its approval to, or any comments on, the Prospectus within 30 Business Days of receipt (and, if Stanwell does not respond within this timeframe, Stanwell will be deemed to have provided its approval).

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(b)	Clause 15.4(a) does not apply to a public announcement, communication or circular required by law or the requirements of a regulatory body (including the ASX and any other relevant stock exchange), if the Participant required to make or send it has, if practicable, first consulted and taken into account the reasonable requirements of the other Participant, provided that the Participant must only disclose such information necessary to comply with the requirements of law or the applicable regulatory body.

16.	Notices and other communications

16.1	Service of notices

A notice, demand, consent, approval or communication under this agreement (Notice) must be:

(a)	in writing, in English and signed by a person duly authorised by the sender; and

(b)	hand delivered or sent by prepaid post or email to the recipient’s address for Notices specified in the Details, as varied by any Notice given by the recipient to the sender.

16.2	Effective on receipt

A Notice given in accordance with clause 16.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(a)	if hand delivered, on delivery;

(b)	if sent by prepaid post, on the second Business Day after the date of posting (or on the seventh Business Day after the date of posting if posted to or from a place outside Australia);

(c)	if sent by email, on the earlier of:

(i)	the time the sender receives an automated message from the intended recipient’s information system confirming delivery of the email;

(ii)	the time that the email is first opened or read by the intended recipient, or an employee or officer of the intended recipient; and

(iii)	four (4) hours after the time the email is sent (as recorded on the device from which the sender sent the email) unless the sender receives, within that four (4) hour period, an automated message that the email has not been delivered, but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

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17.	GST

17.1	Interpretation

In this clause 17, a word or expression defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) has the meaning given to it in that Act.

17.2	GST gross up

If a Participant makes a supply under or in connection with this agreement in respect of which GST is payable, the consideration for the supply but for the application of this clause 17.2 (GST exclusive consideration) is increased by an amount equal to the GST exclusive consideration multiplied by the rate of GST prevailing at the time the supply is made.

17.3	Reimbursements

If a Participant must reimburse or indemnify another Participant for a loss, cost or expense, the amount to be reimbursed or indemnified is first reduced by any input tax credit the other Participant or its representative member is entitled to for the loss, cost or expense, and then increased in accordance with clause 17.2 if the amount is consideration for a taxable supply.

17.4	Tax invoice

A Participant need not make a payment for a taxable supply made under or in connection with this agreement until it receives a tax invoice for the supply to which the payment relates.

17.5	Adjustment Events

If an adjustment of GST is required as a result of an adjustment event in respect of a supply made pursuant to this agreement then:

(a)	a corresponding adjustment of GST must be made between the Participants within twenty-one (21) days after the end of the tax period in which the adjustment is attributable; and

(b)	the supplier, if obligated to do so under the GST law, must issue an adjustment note within twenty-one (21) days after the end of the tax period in which the adjustment is attributable.

17.6	Non-monetary consideration

To the extent that consideration for any supply by, under or in connection with this agreement includes non-monetary consideration:

(a)	the Participants agree to act in good faith in determining the GST-exclusive market value of the non-monetary consideration provided for the supply;

(b)	if the Participants do not agree the GST-exclusive market value of the non-monetary consideration provided for the supply the dispute shall be determined in accordance with clause 11 no later than 10 Business Days prior to the earlier of the first payment date or any other payments made under or in connection with this agreement;

(c)	the tax invoice for the supply must state the GST-inclusive market value of the non-monetary consideration provided for the supply;

(d)	subject to the Participants exchanging tax invoices, the Participants will allow for their respective payments of GST under clause 17.2 to be offset; and

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(e)	to the extent that the respective payments of GST under clause 17.6(d) are not equal, the difference must be paid as a monetary payment, in addition to and at the same time that the GST-exclusive consideration for the supply is payable or to be provided under this agreement.

17.7	Agreement to issue Recipient Created Tax Invoices (RCTIs)

(a)	The Participants acknowledge that an RCTI is a tax invoice belonging to the class of invoices that the Commissioner has determined in writing may be issued by the recipient of a taxable supply.

(b)	Stanwell can issue tax invoices in respect of taxable supplies under this agreement.

(c)	Stanwell shall issue a copy (or original) of the RCTI to Vast and retain the original (or copy).

(d)	Stanwell shall issue the original or a copy of a recipient created adjustment note to Vast in relation to adjustment events that occur in respect of supplies for which an RCTI was issued and retain the original (or copy).

(e)	Stanwell shall use all reasonable endeavours to comply with its obligations under Australian taxation laws.

(f)	Vast shall not issue tax invoices in respect of the supplies specified under this agreement.

(g)	Vast acknowledges that it is registered for GST when it enters this agreement and that it shall notify Stanwell if it ceases to be registered.

(h)	Stanwell acknowledges that it is registered for GST when it enters this agreement and that it will notify Vast if it ceases to be registered or if it ceases to satisfy any of the requirements of Goods and Services Tax Ruling GSTR 2000/10.

(i)	The Participants both acknowledge that this agreement is based on the requirements set out in paragraph 13 of Goods and Services Tax Ruling GSTR 2000/10 and agree that if GSTR 2000/10 is amended in any material form by the Australian Taxation Office, then the parties agree to renegotiate and execute, insofar as is reasonably practicable, a revised agreement incorporating those amendments.

(j)	Stanwell must not issue a document that would otherwise be an RCTI, on or after the date when Stanwell or Vast has failed to comply with any requirement of Goods and Services Tax Ruling GSTR 2000/10.

18.	General provisions

18.1	Alterations

This agreement may be altered only in writing signed by each Participant.

18.2	Approvals and consents

Except where this agreement expressly states otherwise, a Participant may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this agreement.

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18.3	Costs

(a)	Subject to clause 18.3(b), each Participant must pay its own costs of negotiating, preparing and executing this agreement.

(b)	Stanwell may recover 50% of MinterEllison’s, and Vast may recover 50% of Gilbert +Tobin’s, costs of preparing this agreement in accordance with clause 8.3(f).

18.4	Stamp duty

Any stamp duty, duties or other taxes of a similar nature (including fines, penalties and interest) in connection with this agreement or any transaction contemplated by this agreement, must be paid by the Participants in equal shares.

18.5	Survival

(a)	Any:

(i)	indemnity;

(ii)	obligation of confidence;

(iii)	obligation to pay the Development Fee or to return a monetary amount under this agreement;

(iv)	obligation to pay the Margin Fee,

is independent and survives termination of this agreement.

(b)	Any other term by its nature intended to survive termination of this agreement survives termination of this agreement.

18.6	Counterparts

This agreement may be executed in counterparts. All executed counterparts constitute one document.

18.7	No merger

The rights and obligations of the Participants under this agreement do not merge on completion of any transaction contemplated by this agreement.

18.8	Entire agreement

This agreement constitutes the entire agreement between the Participants in connection with its subject matter and supersedes all previous agreement or understandings between the Participants in connection with its subject matter.

18.9	Further action

Each Participant must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this agreement and any transactions contemplated by it.

18.10	Severability

A term or part of a term of this agreement that is illegal or unenforceable may be severed from this agreement and the remaining terms or parts of the term of this agreement continue in force.

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18.11	Waiver

A Participant does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the Participant giving the waiver.

18.12	Payments

A Participant liable to make a payment under this document is to make the payment without set off, counterclaim or deduction. The Participant to whom a payment is to be made need not make a demand for payment unless a demand is expressly required.

18.13	Governing law and jurisdiction

This agreement is governed by the law of Queensland and each Participant irrevocably and unconditionally submits to the nonexclusive jurisdiction of the courts of Queensland.

18.14	Ipso Facto Stay

The provisions of this agreement are subject to any Ipso Facto Stay which may operate to prevent the enforcement of rights under this agreement. To the extent that there is any conflict between the provisions of this agreement and the Ipso Facto Stay, this agreement is to be interpreted subject to the Ipso Facto Stay.

18.15	Remote conferencing

Where this agreement calls for or requires a meeting between the Participants, their Personnel, or the Steering Committee, such meetings may be attended by telephone, video conferencing or any other means of electronic conferencing.

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Schedule 1 – Project Workstreams

1.	Offtake and gas supply agreements (Task ID 3 in Project Budget and Schedule)

1.1	Workstream

Securing a long-term offtake from credit-worthy counterparty(s) is a pre-requisite to the project achieving Financial Close. Gas Supply, Transport and Storage (GSTS) is intrinsically bound to the terms of the offtake agreement. To manage investment risk as the Feasibility Study is progressed, the parties will seek to secure progressively stronger commitments from potential offtake partners and GSTS suppliers, such as:

1.2	Negotiation of non-binding offtake and GSTS letter of intent with a suitable counterparty(ies)

(a)	Indicative deliverables:

(i)	Executed non-binding offtake letter of intent.

(ii)	Executed non-binding GSTS letter of intent.

(b)	Related documents:

(i)	Offtake indicative offer terms and conditions.

(ii)	Production model gas supply and storage profile.

1.3	Negotiation of binding offtake term sheet

(a)	Indicative deliverables:

(i)	Executed binding offtake term sheet.

(ii)	Executed non-binding GSTS term sheets.

(b)	Related documents: Offtake offer terms and conditions

2.	Electrical connection (Task ID 4 in Project Budget and Schedule)

2.1	Workstream

Given this is a critical path activity, the parties have already commenced the electrical connection process with Ergon. Preliminary investigations have generated a preferred route but a full connection application including detailed load flow studies will be required to confirm all connection details (route, costs, capacity, power quality). The connection application process will generally follow the process set out in the NEM rules (i.e. Connection Enquiry, Connection Application, Offer to Connect) but will require some bespoke elements due to the North West Power System (NWPS) not being connected to the NEM.

2.2	Indicative deliverables

(a)	Connection Enquiry and Response.

(b)	Connection Application and Offer to Connect (including load flow modelling, any operating conditions and standards that the Hybrid Power Project must meet).

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(c)	Formal confirmation that the Hybrid Power Project can connect and operate in the NWPS including any amendments to the dispatch / operating protocols.

2.3	Related documents

(a)	Hybrid Power Project plant technical and performance details (e.g. data, models, performance guarantees, etc.).

(b)	NWPS dispatch / operating protocol.

(c)	NEM Rules, relevant electrical standards or regulatory / statutory instruments.

3.	Project site (Task ID 5 in Project Budget and Schedule)

3.1	Workstream

(a)	Vast had signed an “Option to Lease Land for Hybrid Power Project” and entered into negotiations with the pastoralist to put in place an Option Deed and Lease Agreement.

(b)	Stanwell owns the Mica Creek Power Station which may be used to site some of the project plant and equipment.

(c)	This workstream will arrange for suitable land tenure agreements to be agreed with the relevant parties that provide for the Hybrid Power Project to be constructed and operated throughout its life at each location.

3.2	Indicative deliverables

(a)	Executed option deeds and or suitable lease agreements or any other agreements required to allow unfettered access to the relevant site throughout the life of the Hybrid Power Project.

(b)	Evidence of payments of option fees to the landholder.

4.	Planning approvals and licences (Task ID 6 in Project Budget and Schedule)

4.1	Workstream

Obtain all necessary regulatory approvals (local, State and Federal) to allow the Hybrid Power Project to be constructed and operated throughout its life and will involve:

(a)	consider Local, State and Federal requirements and recommend a pathway to obtain all necessary approvals;

(b)	conduct all necessary studies required to support development applications;

(c)	submit a development application in accordance with the desired approval pathways;

(d)	manage the application / referral / public notification / decision phases of the approval pathway;

(e)	Environment Protection and Biodiversity Conservation (EPBC) approval, if required;

(f)	Cultural Heritage Management Plan or other native title and aboriginal cultural heritage compliance requirements;

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(g)	generation and any connection or operating authorities necessary for the construction and operation of the project; and

(h)	HAZOP compliance / approvals.

4.2	Indicative deliverables

(a)	All required licences, permits or other authorities necessary for the Hybrid Power Project to be constructed and operated throughout its life.

(b)	Completed specialist study reports.

(c)	Development application.

4.3	Related documents

(a)	Regulatory and statutory planning instruments.

(b)	Hybrid Power Project designs, characteristics and performance parameters.

5.	Engineering procurement construction (EPC) partner selection (Task ID 7 in Project Budget and Schedule)

5.1	Workstream

(a)	The parties are yet to agree the contractual structure under which the Hybrid Power Project and/or its constituent parts will be engineered, procured and constructed.

(b)	This workstream will involve the following:

(i)	define the parties’ requirements under any equipment supply and construction agreement;

(ii)	detail the process that will lead to the selection of one or more EPC partners;

(iii)	prepare the information necessary to take the Hybrid Power Project to market to identify potential EPC partners;

(iv)	compare proposals received between themselves and against the self-build counterfactual, assuming risks are appropriately managed through partner selection, performance guarantees and/or insurance; and

(v)	negotiate EPC contract(s).

5.2	Indicative deliverables

EPC wrap / partnership contract(s) capable of acceptance for all elements of the Hybrid Power Project.

5.3	Related documents

(a)	Tender information packs.

(b)	Proposals received from potential partners.

(c)	Quantitative and qualitative analysis / information supporting the selection of the preferred partner(s).

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6.	Engineering (Task IDs 8 and 9 in Project Budget and Schedule)

6.1	Workstream

Front-End Engineering Design (FEED) will be conducted to determine the technical requirements and performance, plant specifications, costs and other characteristics necessary to support the other workstreams identified in this Project Plan. FEED will establish the minimum specifications, price, performance and guarantee elements for the execution phase of the Hybrid Power Project and evaluate potential risks and will include:

(a)	defined civil, mechanical and chemical engineering;

(b)	HAZOP, safety and ergonomic studies;

(c)	2D & 3D preliminary models;

(d)	equipment layout and installation plan;

(e)	engineering design package development;

(f)	major equipment list;

(g)	dispatch control (including any automation);

(h)	PFD - Process Flow Diagrams and P&ID - Piping and Instrumentation Diagram; SLD; and

(i)	EPC tender documentation preparation and evaluation.

6.2	EPC partner selection Indicative deliverables:

(a)	Technical elements of bidder information packs.

(b)	Quantitative and qualitative bid technical evaluation.

(c)	EPC / ECI contracts minimum technical and performance requirements.

6.3	Technical Validation

Indicative deliverables:

(a)	Vast technology validation.

(b)	Control system validation program.

(c)	Hybrid Power Project performance guarantee requirements.

(d)	Quantification of underperformance risk.

(e)	Production model and resource assessment validation / certification.

(f)	MHF licence.

6.4	Engineering Design

(a)	Indicative deliverables:

(i)	Early engineering design.

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(ii)	Engineering design (full documentation).

(iii)	Connection application technical elements.

(iv)	Development application(s) technical elements.

(v)	Land tenure and services agreements technical elements.

(vi)	Offtake technical elements.

(b)	Related documents:

(i)	Development application and approval conditions.

(ii)	Connection application / Offer to connect.

(iii)	Site tenure and services agreements.

(iv)	Offtake agreements.

7.	Finance, tax and commercial (Task IDs 10 and 11 in Project Budget and Schedule)

7.1	Workstream

The commercial workstream will assess the commerciality and competitiveness of the Hybrid Power Project in the context of the achieving Financial Close including: evaluate and manage potential commercial structures, negotiate agreements (including the Project Agreements), negotiate funding structures (including, ARENA, the CEFC, the NAIF and potentially commercial lenders), prepare financial models, manage legal, compliance and accounting matters, manage the Project Risk Register.

7.2	Indicative deliverables

(a)	Validated assumptions catalogue including plant performance characteristics, capex and opex cost estimates for financial model.

(b)	Audited financial model.

(c)	Validated tax strategy.

(d)	Validated procurement strategy.

(e)	Risk assessment.

(f)	Contract and structuring advice.

(g)	Financial agreements.

(h)	Insurance strategy.

(i)	Competitor / swot analysis.

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8.	Stakeholder management and communications (Task ID 12 in Project Budget and Schedule)

8.1	Workstream

The stakeholder management and communications workstream is responsible for proactively building strong relationships with community leaders / representatives, neighbours, employees / contractors, boards, shareholders, customers, business partners and suppliers, regulators, other energy industry participants, and interest groups to understand their priorities, create relationships of trust and respect as well as sharing necessary project information.

8.2	Indicative deliverables

(a)	Stakeholder engagement and communications plan (SECP).

(b)	Periodic reporting against the SECP.

(c)	Participating in events that are important to the community / project.

9.	Project management and reporting

9.1	Workstream

In accordance with the requirements of this agreement, the project management and reporting workstream will coordinate and manage the delivery of the Feasibility Study including oversight of the various workstreams and Personnel, Project Budget and Schedule, QA/QC, safety and reporting.

9.2	Indicative deliverables

(a)	Steering Committee meeting minutes, reports and authorisations.

(b)	Site agreements.

(c)	EPC wrap / partner / agreements.

(d)	Electrical connection agreements.

(e)	Engineering designs.

(f)	Regulatory approvals, licences, permits and statutory compliance confirmation.

(g)	Commercial evaluation verification (e.g., financial, legal, risk, finance).

(h)	All necessary legal agreements required to achieve financial close (i.e. the Project Agreements).

(i)	Feasibility Study report.

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Schedule 4 - Delegated Authorities

1.	Objectives

The Delegated Authorities contained in this Schedule 4 has two main objectives:

(a)	it serves as the mechanism to sub-delegate the power and authority, vested by the Participants to manage and supervise the management of the day-to-day operations and activities of the Feasibility Study; and

(b)	it ensures that the financial transactions incurred in connection with the Feasibility Study are executed within the scope of delegated authorities creating a framework of financial control over commitments and expenditures.

2.	Scope

(a)	The Delegated Authorities apply to all of the Participant’s Personnel including the Representatives and the Project Manager (Delegates).

(b)	For the avoidance of doubt, nothing in this Schedule 4 permits the Project Manager, a Participant or any Delegate to incur expenditure otherwise than in accordance with this agreement, including the Project Workstreams, the Project Budget and Schedule and the Funding Milestones.

3.	Content

3.1	Background

(a)	Without limiting anything in this agreement, the general approach adopted by the Participants, in the delegation of its power and authority, is that:

(i)	decisions related to specific matters are reserved for the Participants; and

(ii)	certain powers and limits of authority are delegated to specified positions.

(b)	In recognition that the Participants cannot perform or closely supervise all the activities and functions involved in the conduct of the Feasibility Study, a Participant may sub-delegate its power and authority as documented in these Delegated Authorities.

(c)	The Delegated Authorities detail the framework by which the Feasibility Study achieves authority delegation and financial control over commitments and expenditure.

3.2	Principles of Participants’ delegation

The following principles apply to the exercise of the delegated authority:

(a)	Any action undertaken as a result of, or under, a delegated authority must be undertaken within the limits of the delegation.

(b)	Unless a specific delegation exists, no person has any individual authority to commit the Participants to obligations including making representations or entering into agreements with suppliers, customers, employees or other parties or organisations. Any ambiguity should be treated conservatively.

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(c)	In exercising a delegated authority, a Delegate:

(i)	is only authorised to commit and spend in areas for which they have day-to-day responsibility (that is, within the Delegate’s specific accountabilities as required in his or her position description);

(ii)	has authority only for those commitments that are in accordance with the Project Workstreams, within the Project Budget and Schedule and within approved Funding Milestones; and

(iii)	must ensure that the expenditure is for a proper purpose.

(d)	Subject to clause 3.2(c) of this Schedule 4, a Delegate may commit the Participants up to their financial threshold limit of authority by executing or amending an agreement or contract, undertaking action necessary to effect a transaction or expenditure, or entering into a commitment, liability or financial exposure - providing that commercial due diligence has been undertaken in accordance with an approved Participant framework/protocol.

(e)	In exercising a delegated authority to execute a contract, agreement or otherwise commit the Participants to legal obligations (Legal Document), Delegates are to ensure that commercial due diligence has been undertaken in accordance with an approved Participant framework/protocol and the Legal Document has been:

(i)	reviewed and approved by each Participant’s General Counsel; or

(ii)	consists of an unamended precedent which has been pre-approved by each Participant’s General Counsel as suitable in standard applicable contexts which is:

(A)	used for its intended purpose; and

(B)	unamended, other than where amendments are:

(I)	from an alternative clause, pre-approved by the Participant General Counsel for use in its intended context; or

(II)	drafted or advised on by the Participant General Counsel.

A member of each Participant’s legal team should always be consulted in relation to matters involving novel subject matter and/or that may have legal, reputational or compliance risk connotations.

(f)	The authority to approve a transaction is taken to include the authority to terminate or cancel a transaction.

(g)	Unless otherwise specified, powers and authorities:

(i)	are delegated to a position and not a person; and

(ii)	extend to any person acting in that position.

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3.3	Authority categories and commitment thresholds

(a)	Delegation of financial authority categories and commitment thresholds are detailed in the table below. These delegations:

(i)	are based on the level assigned to a position description (or are based on a position title);

(ii)	provide authority to commit a Participant to obligations up to a specified financial limit (or commitment threshold), provided such commitment is in accordance with the Project Workstreams, the Project Budget and Schedule and the Funding Milestones.

(b)	The dollar value amounts (commitment thresholds) shown in the table below:

(i)	are GST-exclusive;

(ii)	refer to related expenditures, transactions or commitments, whether these occur in one or a related series of transactions or payments; and

(iii)	refer to the likely maximum expenditure, commitment or potential risk of liability or financial exposure of the Hybrid Power Project over the life of a contract (gross value).

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3.4	Guidelines for the application of Delegated Authority

(a)	The following investments are not to be entered into on behalf of the Participants under these Delegation of Authorities:

(i)	asset divestment or purchase;

(ii)	leases — operating or finance, land or premises;

(iii)	capital projects; or

(iv)	contracts — revenue.

(b)	Where an investment is required in relation to testing equipment as part of the Feasibility Study, this expenditure may be approved by the Participants.

3.5	Delegation of ad-hoc power and authority

(a)	In addition to the delegations of the Participants’ power and financial authority commitment thresholds as detailed in these Delegated Authorities, the Participants may together delegate the exercise of their power and authority on an individual basis for a particular purpose.

(b)	The limits and or restrictions of the delegations in these Delegated Authorities may be superseded by more specific and/or individual delegations. These delegations must be formally documented and approved by the Participants.

3.6	Emergency decision making

(a)	If an ‘emergency situation’ results in the breakdown of normal communication channels and therefore impacts the ability to receive approvals for decision making above a Delegate’s commitment threshold, a Delegate is authorised to take action necessary to mitigate the ‘emergency situation’.

(b)	A Delegate must inform the Steering Committee and the Participants of the actions taken as soon as practicable.

3.7	Framework of internal control

In exercising a delegated authority a Delegate must observe the following:

(a)	A Delegate must exercise their authority subject to and in accordance with the law, the Stanwell ‘Code of Conduct’ (as provided by Stanwell to Vast) and otherwise in accordance with this agreement (including the Project Workstreams, Project Budget and Schedule and Funding Milestones).

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(b)	A Delegate must not exercise their delegated power and authority if in doing so they would create an actual, perceived or potential conflict of interest and/or bestow a personal benefit.

(c)	A Delegate must not exercise their authority to approve their own personal expenses.

(d)	The same Delegate may not place the order, receive the goods or services, and/or approve the invoice (segregation of duties).

(e)	In the event that there is ambiguity as to what delegated limit of authority is applicable, a Delegate must adopt a conservative approach by exercising the lowest level of delegated authority that may apply.

(f)	Authority limits apply to the complete transaction and are exclusive of GST. The splitting of transactions to allow a lower financial limit to be used is prohibited. Approval must always be sought for the final value of the total expenditure. If final expenditure exceeds or may exceed a Delegate’s authority limits; approval at a higher authority level must be obtained.

4.	Breaches

A Participant is responsible for any of its Delegates’ breaches of, or failures to comply with, these Delegated Authorities.

5.	Responsibilities

(a)	The Participants have ultimate accountability for these Delegated Authorities and for granting ad-hoc delegations and financial limits of authority to a specified position.

(b)	The Participants must ensure that:

(i)	the financial transactions in connection with the Feasibility Study and the Hybrid Power Project are executed within the scope of delegated authorities; and

(ii)	the delegations of authority achieve the objectives of authority delegation and proper financial control.

(c)	The Project Manager must:

(i)	review these Delegated Authorities regularly and stay abreast of legal developments and make recommendations regarding any necessary changes and implications;

(ii)	give advice, guidance and assistance about the application of these Delegated Authorities; and

(iii)	provide the register of ad-hoc or standing delegations granted to a specified position monthly to the Steering Committee and the Participants for review.

(d)	Delegates must comply with the requirements detailed in these Delegated Authorities when exercising a delegated authority.

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Schedule 5 - Resourcing Plan

1.	Project structure until completion of procurement process

2.	Project structure following signing of EPC contract

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Schedule 6 - Procurement Policy

1.	Policy statement

The Participants will seek to ensure the approach to procurement is consistent, comprehensive and defendable and that in meeting this approach, procurement effort is commensurate with appropriate levels of risk and/or criticality.

This Procurement Policy is designed to support the execution of the Feasibility Study and the Hybrid Power Project vision, values and strategy through the following principles:

1.1	Achieve value for money

The Participants will deliver value for money from their procurement activities through, to the extent applicable:

(a)	contract consolidation, to optimise value through commercial tension where there are sufficient suppliers in the market;

(b)	long term contracts with ‘best fit’ suppliers to improve commercial outcomes for all parties;

(c)	non cost factors such as design, quality, service, support and fitness of purpose;

(d)	sustainability principles such as safety, environmental, statutory, legal and social, and

(e)	all cost factors including whole of life costs and transaction costs associated with acquisition, use, holding, maintenance and disposal.

1.2	Ensure probity and accountability outcomes

The Project Manager will, and Participants will (and will procure their Personnel will), conduct procurement activities in a transparent manner to achieve probity and accountability. This will mean:

(a)	procurement activities are to be conducted ethically, honestly and with fairness to all parties and are to be based upon standards that meet the expectations of a Government Owned Corporation (for the avoidance of doubt, notwithstanding that Vast is not a Government Owned Corporation);

(b)	accountability for the way procurement activities are performed including development and application of appropriate procedures and instructions and the keeping of proper records;

(c)	that contracts are managed in a manner that realises all potential benefits while acting in the balanced interest of all parties,

(d)	compliance with the Stanwell ‘Code of Conduct’ (as provided by Stanwell to Vast) which outlines appropriate probity requirements such as integrity in our behaviour, managing conflicts of interest and being responsible for our social, legal, commercial and environmental obligations (which, for the avoidance of doubt, will apply to the Project Manager, Vast, and Vast Personnel); and

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(e)	procurement activities are conducted in accordance with all applicable legislative requirements, including the following (to the extent applicable):

(i)	Competition and Consumer Act 2010 (Cth);

(ii)	Financial Accountability Act 2009 (Qld);

(iii)	Financial and Performance Management Standard 2019 (QId);

(iv)	Corporations Act 2001 (Cth);

(v)	Government Owned Corporations Act 1993 (Qld); and

(vi)	Crime and Misconduct Act 2001 (Qld).

1.3	Align to the Queensland Procurement Policy Principles

(a)	The Project Manager and the Participants will align procurement activities to the principles contained within the Queensland Procurement Policy (for the avoidance of doubt, notwithstanding that Vast is not a Government Owned Corporation). The Queensland Procurement Policy is the state government’s overarching policy for the procurement of goods and services and establishes a framework that can be delivered through procurement. The Queensland Procurement Policy aims to:

(i)	provide economic benefits to Queensland;

(ii)	maximise Queensland suppliers’ opportunity to participate;

(iii)	support regional and remote economies;

(iv)	support disadvantaged Queenslanders; and

(v)	stimulate the ICT sector and drive innovation.

(b)	The Queensland Procurement Policy principles center upon:

(i)	putting Queenslanders first when securing value for money;

(ii)	working together to achieve outcomes;

(iii)	governance and planning;

(iv)	being a leader in procurement practice;

(v)	integrity, probity and accountability; and

(vi)	advancement of government objectives.

2.	Scope

This Procurement Policy applies to all procurement activities undertaken by or on behalf of the Participants in connection with the Feasibility Study and the Hybrid Power Project, except that the Procurement Policy does not extend to (to the extent applicable to this agreement, the Feasibility Study and the Hybrid Power Project):

(a)	investment in shares;

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(b)	statutory payments such as taxes or royalties; and

(c)	community related expenditure such as donations or grants.

3.	Purpose

The purpose of this Procurement Policy is to provide a governance framework for all procurement activities carried out by the Participants, their Personnel and the Project Manager.

4.	Responsibilities and Authorities

(a)	Each Participant’s Personnel and the Project Manager who commit (or may commit) the Participants to expenditure and procure goods and/or services in connection with the Hybrid Power Project must be made aware of and comply with this policy.

(b)	The Steering Committee are responsible for ensuring that this policy and all processes and procedures are appropriate for the Feasibility Study and the Hybrid Power Project and for monitoring compliance with this policy.

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Schedule 7 – Project Manager Undertaking

Deed poll in favour of Stanwell Corporation Limited ABN 32 078 848 674 and Vast Solar Pty Ltd ABN 37 136 258 574 (the Participants)

1.	Definitions

Capitalised terms used in this undertaking have the meanings given in the Joint Development Agreement and Joint Development Agreement means the ‘Joint Development Agreement North West Queensland Hybrid Power Project Feasibility Study’ dated [insert date the Joint Development Agreement is executed] between Stanwell and Vast.

2.	Acknowledgement

I acknowledge and agree that:

(a)	I have been appointed by the Participants as the Project Manager under the Joint Development Agreement, and I am responsible for the management and conduct of the Feasibility Study, and carrying out the Project Workstreams, in accordance with the Joint Development Agreement;

(b)	I hold equity in Vast and am an employee of Vast;

(c)	the Participants are reliant on me performing my obligations under the Joint Development Agreement in accordance with the terms of the agreement, and may suffer loss if I fail to do so;

(d)	a conflict may exist, or may be perceived to exist, by virtue of my holding equity in, and being an employee of, Vast; and

(e)	this undertaking does not restrict the application of the Joint Development Agreement.

3.	Undertaking

I undertake that, without limiting the obligations under the Joint Development Agreement, I will:

(a)	duly perform and observe the obligations of the Project Manager under the Joint Development Agreement;

(b)	perform the obligations of the Project Manager under the Joint Development Agreement:

(i)	in accordance with Good Electricity Industry Practice (and any other applicable Australian standards) and otherwise in a good, safe, workmanlike and commercially reasonable manner;

(ii)	with all practical expedition and in accordance with any timetable, critical path or quality assurance program directed by the Steering Committee or the Participants (including the Project Workstreams); and

(iii)	otherwise to a standard reasonably expected of a project manager for a feasibility study for a project similar to the Feasibility Study;

(c)	perform my obligations as the Project Manager without regard to my interest as an equity holder in, or an employee of, Vast;

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(d)	not do any act, engage in any practice, or omit to do any act or engage in any practice that would:

(i)	constitute fraud or corruption, unconscionable conduct, frivolous or vexatious behaviour or inappropriate conduct (including sexism, racism or other discriminatory behaviour);

(ii)	cause Stanwell to breach the Joint Development Agreement, any Project Agreement or any Authorisation;

(iii)	frustrate the Feasibility Study or prejudice Stanwell’s interests; or

(iv)	contradict, or derogate from, instructions from the Steering Committee or the Chairperson;

(e)	in respect of any Confidential Information I obtain:

(i)	use such Confidential Information only for the purposes of the Feasibility Study, the Joint Development Agreement and the transactions contemplated by the Joint Development Agreement;

(ii)	keep confidential all such Confidential Information; and

(iii)	if the Joint Development Agreement is terminated, or I am removed as Project Manager, cease all use of such Confidential Information and return or destroy the Confidential Information.

EXECUTED as a deed poll.

Signed, sealed and delivered as a deed poll by [insert name of Project Manager] in the presence of

Signature of witness	Signature of [insert name of Project Manager]

Name of witness (print)

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Signing page

EXECUTED as an agreement.

Executed by Stanwell Corporation Limited CAN 0778 848 674 by/its duly authorized representative in the presence of:

/s/ Richard Van Breda	/s/ Christopher Peet
Signature of duly authorized representative	Signature witness

Richard Van Breda	Christopher Peet
Name of duly authorized representative (print)	Name of witness (print)

Executed by Vast Solar Pty Ltd CAN 136 258 574 in accordance with Section 127 of Corporations Act 2001:

/s/ Colin Raymond Sussman	/s/ Craig David Wood
Signature of director	Signature of director/company security (Please delete as applicable)

Colin Raymond Sussman	Craig David Wood
Name of director (print)	Name of director/company security (print)

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